UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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    WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2019

Dear Shareholder:

You will find enclosed the 2018 Annual Report, Notice of Meeting, Proxy Statement and Proxy Card for the Annual Meeting of Shareholders of Wesbanco, Inc., which will be held on Wednesday, April 17, 2019, at the Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, beginning at 12:00 Noon.

Please review the enclosed material and complete, sign, date and return the Proxy Card regardless of whether you plan to attend the Annual Meeting, so that the matters coming before the meeting can be acted upon. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card. Also enclosed is an attendance card. Please fill out and return this card only if you plan to attend the meeting in person.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

Very truly yours,

Todd F. Clossin

President and Chief Executive Officer

TFC/en

Enclosure

WesBanco, Inc. 1 Bank Plaza Wheeling, WV 26003-3562 (304) 234-9000 Fax: (304) 234-9450

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 17, 2019

TO THE STOCKHOLDERS OF WESBANCO, INC.:

The Annual Meeting of the Stockholders of Wesbanco, Inc. (“Wesbanco”) will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, on Wednesday, April 17, 2019, at 12:00 Noon E.D.T.

The purposes of the meeting are as follows:

(1) To elect six persons to the Board of Directors. Five to serve for a term of three years and one to serve for a term of one year.

(2) To approve an advisory (non-binding) vote on executive compensation paid to Wesbanco’s named executive officers.

(3) To approve an advisory (non-binding) vote ratifying the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

(4) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote (1) in favor of the director nominees, (2) in favor of the executive compensation paid to Wesbanco’s named executive officers and (3) in favor of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm. The holders of the common stock of Wesbanco as of the close of business on March 4, 2019 are entitled to vote at the meeting.

You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

By Order of the Board of Directors.

LINDA M. WOODFIN

Secretary

Wheeling, West Virginia

March 13, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 17, 2019.

THIS PROXY STATEMENT AND THE 2018 ANNUAL REPORT TO STOCKHOLDERS

ARE AVAILABLE AT

www.wesbanco.com

INDEX

PROXY STATEMENT

PROXY STATEMENT

OF

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2019

This statement is furnished to the stockholders of Wesbanco, Inc. (the “Corporation”) in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation (the “Annual Meeting”), which will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, at 12:00 Noon E.D.T. on Wednesday, April 17, 2019. This statement is first being mailed to the stockholders on or about March 13, 2019.

The Corporation is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank, Inc. (the “Bank”), Wheeling, West Virginia. The Corporation also maintains two other operating subsidiaries, namely, Wesbanco Securities, Inc., St. Clairsville, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

Proxies

The proxies are solicited by the Board of Directors of the Corporation (the “Board” or “Board of Directors”), and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by a later dated proxy, by written notice to the Corporation, or by appearing in person and voting at the Annual Meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the Annual Meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

As an alternative to submitting the enclosed proxy, stockholders who hold shares directly in their name may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

Delivery of Proxy Materials to Households

Annually, the Corporation mails to each registered stockholder at a shared address, not previously notified, a separate notice of its intention to household proxy materials. Beneficial stockholders (those who hold common shares through a financial institution, broker or other record holder) are notified of the house holding process by the record holder. Those registered and beneficial stockholders who are eligible and have not opted-out (as defined below) of the house holding process will receive one copy of the Corporation’s Annual Report to Stockholders for the year 2018 and one copy of this Proxy Statement. A separate proxy card and a separate notice of the meeting of stockholders will continue to be included for each account at the shared address.

Registered stockholders who reside at a shared household and who would like to receive a separate Annual Report and/or a separate Proxy Statement (to “opt-out”), or have questions regarding the house holding process, may contact the Corporation’s transfer agent and registrar by calling (888) 294-8217 or forwarding a written request addressed to Computershare Investor Services LLC, P.O. Box 30170, College Station, TX 77842-3170. Promptly upon request, a separate Annual Report and/or separate Proxy Statement will be sent. By contacting the transfer agent, registered stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies. Beneficial stockholders should contact their brokers, financial institutions, or other record holder for specific information on the house holding process as it applies to those accounts.

Stock Outstanding and Voting Rights

The authorized capital stock of the Corporation consists of 100,000,000 shares of common stock with a par value of $2.0833 per share (the “Common Stock”), and 1,000,000 shares of preferred stock without par value. Of the 100,000,000 shares of authorized Common Stock, as of March 4, 2019, there were 54,598,627 shares issued and outstanding. There were no shares of preferred stock outstanding as of that date.

The authorized shares of preferred stock of the Corporation may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of the Corporation at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the Common Stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Corporation, redemption rights, rights to convert their preferred stock into shares of Common Stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of the Corporation’s Common Stock.

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld, and shares represented by broker non-votes are counted in determining whether a quorum is present. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that broker or holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Non-routine matters include, among other matters, the election of directors and actions on executive compensation. Therefore, if a beneficial owner of the Corporation’s Common Stock does not give the broker or nominee specific voting instructions on Items 1 or 2, the holder’s shares will not be voted on those items and a broker non-vote will occur. Brokers will have discretionary authority to vote on Item 3. Broker non-votes will have no effect on the voting results for such proposals.

Stockholders of record as of the close of business on March 4, 2019 will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the record date, as shown by the records of the transfer agent. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of Common Stock multiplied by the number of Directors to be elected within each class, and the stockholder may cast all of such votes for a single Director or distribute them among two or more Directors. The nominees receiving the highest number of “for” votes in each class—six in the class of 2022 and one in the class of 2020—will be elected as Directors of the Corporation. Proxies marked as “withhold” (including proxies containing broker non-votes) will not be counted as votes either “for” or “against” the nominee. Such withhold votes are not counted in the election of directors and do not affect the outcome.

Cumulative voting is not permitted with respect to Items 2 or 3, approval of which will require that the number of votes favoring the proposal exceed the votes cast opposing the proposal. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes “for” or “against” the proposals and will not affect the outcome of any of the proposals.

Beneficial Owners of More than 5% of the Common Stock of the Corporation

The entities listed in the table below were beneficial owners of 5% or more of the shares of Wesbanco’s Common Stock outstanding as of March 4, 2019, based on information filed with the SEC. As a result of Wesbanco’s recent acquisitions, Wesbanco Trust and Investment Services now owns less than 5% of Wesbanco’s Common Stock.

Based solely on an amended Schedule 13G filed on February 11, 2019, the Vanguard Group, Inc. (“Vanguard”) has indicated that it is the beneficial owner of 4,855,450 shares of the Common Stock of the Corporation. It reported beneficial ownership as an investment adviser of 4,855,450 shares for which it had sole voting power over 51,326 shares, shared voting power over 6,245 shares, sole dispositive power over 4,803,005 shares and shared dispositive power over 52,445 shares.

Based solely on an amended Schedule 13G filed on February 8, 2019, Dimensional Fund Advisors, LP (“Dimensional”) has indicated that it may be the beneficial owner of 4,137,935 shares of the Corporation’s Common Stock with sole voting power over 4,002,580 shares and dispositive power over all 4,137,935 shares in light of its furnishing investment advice to four investment companies and serving as investment manager to certain other commingled group trusts and separate accounts which own the shares since it possesses investment and/or voting power over the shares noted. Dimensional, however, disclaimed beneficial ownership of the shares.

Based solely on an amended Schedule 13G filed on February 6, 2019, BlackRock, Inc. (“BlackRock”) has indicated that it may be the beneficial owner of 3,840,406 shares of the Common Stock of the Corporation for which it had sole voting power over 3,699,547 shares and sole dispositive power over 3,840,406 shares.

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	The Vanguard Group, Inc.	4,855,450	8.89%
	100 Vanguard Blvd.
	Malvern, PA 19355

Common	Dimensional Fund Advisors, LP	4,137,935	7.58%
	Building One
	6300 Bee Cave Road
	Austin, Texas 78746

Common	BlackRock, Inc.	3,840,406	7.00%
	40 East 52nd Street
	New York, NY 10022

Ownership of Securities by Directors, Nominees and Officers

The following table sets forth the number of shares of the Corporation’s Common Stock beneficially owned by each nominee, each continuing director, each director who will not continue as a director beyond the Annual Meeting and each named executive officer of the Corporation, and all of its executive officers and directors as a group as of January 31, 2019. There is no other class of voting securities issued and outstanding.

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent
Stephen J. Callen (Nominee)	100,050		1,346	(1)	*
Todd F. Clossin (Director & Executive Officer)	66,274	(2)			*
Michael J. Crawford (Nominee)	43,443	(3)			*
Christopher V. Criss (Nominee)	55,278	(4)	122,973	(5)	*
Jonathan D. Dargusch (Executive Officer)	26,490	(6)			*
Abigail M. Feinknopf	27,166		190,935	(7)	*
Robert J. Fitzsimmons	18,350				*
James C. Gardill (Retiring Director)	49,412	(8)	1,200	(9)	*
D. Bruce Knox	28,762	(10)			*
Lisa Knutson (Nominee)	6,500				*
Gary L. Libs	207,785	(11)			*
Jay T. McCamic	32,782	(12)	183,901	(13)	*
F. Eric Nelson, Jr	29,967		26,805	(14)	*
Ronald W. Owen	13,842	(15)			*
Anthony F. Pietranton (Executive Officer)	13,699	(16)			*
Joseph R. Robinson (Nominee)	1,000				*
Denise H. Knouse-Snyder	2,000		3,075	(17)	*
Richard G. Spencer (Retiring Director)	65,144	(18)			*
Kerry M. Stemler (Nominee)	107,223	(19)			*
Reed J. Tanner	22,976	(20)	2,622	(21)	*
Robert H. Young (Executive Officer)	25,639	(22)			*
Jayson M. Zatta (Executive Officer)	30,018	(23)			*
Charlotte A. Zuschlag	180,079	(24)			*

All Directors and Executive Officers as a group (27 persons)	1,243,538		532,857		3.24%

*	Beneficial ownership does not exceed one percent (1%).
(1)	Shares held in trust for Mr. Callen’s children for which Mr. Callen is Trustee.
(2)

Includes options to purchase 22,500 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan. Also included are 5,000 shares of Restricted Stock, which were awarded in 2016 which will become fully vested in 2019, 7,694 shares awarded in 2017 which will become fully vested in 2020 and 7,535 shares awarded in 2018 which will become fully vested in 2021.

(3)	Includes 42,037 shares held by Mr. Crawford’s wife, Ruth Ann Crawford.
(4)	Includes 9,046 shares held for Mr. Criss’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan.
(5)	Shares held by Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director.
(6)

Includes options to purchase 8,625 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 919 shares held in the Wesbanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2016 which will become fully vested in 2019, 2,621 shares awarded in 2017 which will become fully vested in 2020, 2,411 shares awarded in 2018 which will become fully vested in 2021, and 425 shares held by Mr. Dargusch as custodian for his grandchildren.

(7)

Includes 59,489 shares held in trust for the benefit of Ms. Feinknopf, 61,446 shares held in trust for the benefit of Ms. Feinknopf’s children of which Ms. Feinknopf is Co-Trustee, and 70,000 shares held in the McCamic Family Foundation of which Ms. Feinknopf is a director.

(8)	Includes 19,108 shares held in an IRA account for Mr. Gardill. Also includes 12,957 shares held by Mr. Gardill’s wife, Linda T. Gardill, and 4,525 shares held in her IRA account.
(9)	Shares held in a Profit-Sharing Plan for Phillips, Gardill, Kaiser & Altmeyer, PLLC for the benefit of Mr. Gardill.
(10)	Includes 1,982 shares held in a retirement account for Mr. Knox’s benefit.
(11)	Includes 25,346 shares held in an IRA account for Mr. Libs. Also includes 5,595 shares held by Mr. Libs’ wife, Sandra Libs, and 16,246 shares held in her IRA account.
(12)	Includes 4,791 shares held in trust by Mr. McCamic’s wife, Jimmie Ann McCamic.
(13)

Includes 52,455 shares held in trust for the benefit of Mr. McCamic, 61,446 shares held in trust for the benefit of Mr. McCamic’s children for which Mr. McCamic is Co-Trustee, and 70,000 shares held in the McCamic Family Foundation of which Mr. McCamic is a director.

(14)	Shares held in Trusts for which Mr. Nelson has investment authority and is a beneficiary.
(15)	Includes 6,614 shares held in an IRA account for Mr. Owen.
(16)

Includes options to purchase 3,000 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan. Also included are 2,000 shares of Restricted Stock, which were awarded in 2016 and will become fully vested in 2019, 2,576 shares awarded in 2017 which will become fully vested in 2020 and 2,370 shares awarded in 2018 which will become fully vested in 2021.

(17)

Includes 2,500 shares held in a Grantor Trust for the benefit of Ms. Knouse-Snyder and 575 shares held in a Profit-Sharing Plan for Phillips, Gardill, Kaiser & Altmeyer, PLLC for the benefit of Ms. Knouse-Snyder.

(18)	Includes 413 shares held by Mr. Spencer’s wife, Kathleen S. Spencer and 26,646 shares held in a Revocable Trust for the benefit of Mr. & Mrs. Spencer.
(19)	Includes 12,078 shares held in an IRA for the benefit of Mr. Stemler’s wife, Debra Stemler.
(20)

Includes 6,593 shares held for Mr. Tanner’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan and 11,284 shares held in a separate account for Mr. Tanner’s benefit in the Wesbanco, Inc. Deferred Compensation Plan.

(21)	Shares held by a family Trust for which Mr. Tanner is Co-Trustee and disclaims beneficial ownership.
(22)

Includes options to purchase 7,000 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 2,570 shares held in the Wesbanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2016 which will become fully vested in 2019, 3,219 shares awarded in 2017 which will become fully vested in 2020 and 2,961 shares awarded in 2018 which will become fully vested in 2021.

(23)

Includes options to purchase 10,625 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 1,542 shares held in the Wesbanco KSOP. Also included are 2,000 shares of Restricted Stock which were awarded in 2016 which will become fully vested in 2019, 3,326 shares awarded in 2017 which will become fully vested in 2020 and 3,286 shares awarded in 2018 which will become fully vested in 2021.

(24)	Includes 165,475 shares held in trust for the benefit of Ms. Zuschlag and 14,604 shares held in an IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Corporation’s officers, directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission (the “SEC”). Officers, directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2018, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled.

The Corporation is required to report late filings.

Transactions with Directors and Officers

Transactions with Related Persons

The Corporation generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Corporation uses the following guidelines to determine the impact of a credit relationship on a director’s independence. The Corporation presumes that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Corporation does not consider normal, arms’ length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Corporation does not consider to be independent any director who is also an executive officer of a company to which the Corporation has extended credit unless such credit meets the substantive requirements of Regulation O.

James C. Gardill, Director and Chairman of the Corporation, Denise Knouse-Snyder, a Director, and Mr. Gardill’s son, J. Christopher Gardill are members of Phillips, Gardill, Kaiser & Altmeyer, PLLC, which serves as the Corporation’s primary outside legal counsel and its General Counsel, as the Corporation does not maintain an internal legal staff. Fees aggregating $2,136,634 were paid to the law firm for legal services rendered to the Corporation and its affiliates during the year, which amount represented approximately 46.7% of the total amount paid to all law firms retained in 2018. The Audit Committee does review and approve the engagement letter of the firm each year under the Corporation’s Related Party Transaction Policy.

Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger-related agreements. Ms. Feinknopf and Mr. McCamic were appointed to the Board pursuant to the merger agreement with American Bancorporation. D. Bruce Knox was appointed to the Board pursuant to the merger agreement with Oak Hill Financial, Inc. Richard G. Spencer was appointed to the Board pursuant to the merger agreement with Fidelity Bancorp, Inc. Charlotte A. Zuschlag and Ronald W. Owen were appointed to the Board pursuant to the merger agreement with ESB Financial Corporation. Under the terms of each of the agreements, the Corporation agreed to include them as recommended nominees until each served at least a full three-year term, which obligations have been met as to all such directors. Mr. Libs and Mr. Stemler were appointed to the Board pursuant to the merger agreement with Your Community Bankshares, Inc. (“YCB”). Under the terms of the Agreement, the Corporation has agreed to include Mr. Libs and Mr. Stemler as recommended nominees until they have served at least full three-year terms. Michael J. Crawford was appointed to the Board pursuant to the merger agreement with Farmers Capital Bank Corporation (“Farmers”). Under the terms of the agreement, the Corporation has agreed to include Mr. Crawford as a recommended nominee until he has served at least a full three-year term.

The brother of Jonathan D. Dargusch, Executive Vice President – Wealth Management, a named executive officer of the Corporation, is an equity member in Henderson Partners, LLC from which the Corporation leased a new branch site pursuant to a lease dated March 13, 2013. The lease commenced upon completion of the construction on or about May 3, 2014 and has a ten-year term with two five-year renewal periods for a total of 20 years. Mr. Dargusch’s brother, William D. Dargusch, serves as the manager of the development in which the full-service branch is located. Annual rent under the lease is as follows: the 1st five years the rent is $126,000 per year, for the 2nd five years the rent is $136,500 per year, for the 3rd five years the rent is $150,150 per year and for the last five years the rent is $165,165 per year. The rent payable on the lease for 2018 was $152,353, which included other lessee expenses under the terms of the lease.

Charlotte A. Zuschlag has an employment contract through age 70 which provides an annual salary of $25,000 and continued coverage under the Corporation’s health insurance plan. She also receives director’s fees as approved by the Board of Directors on April 23, 2015, which arrangement was also reviewed and approved for 2018 by the Audit Committee under the Corporation’s Related Party Transaction Policy.

Policies and Procedures for Approval of Related Party Transactions

The Corporation recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that corporate decisions are based on considerations other than the best interests of the Corporation and its stockholders. Therefore, the Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Corporation participates and in which any related party has a direct or indirect material interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $120,000 when aggregated with all similar transactions, or (iii) loans made by the Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Audit Committee and may be consummated or may continue only (i) if the Audit Committee, or Chairman thereof acting between meetings, approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party, (ii) if the transaction involves compensation that has been approved by the Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Corporation.

The current policy was formalized and adopted in February 2007, and subsequently revised on August 7, 2008. The Policy is reviewed annually by the Board of Directors and was last approved on August 23, 2018. All related party transactions which were required to be reported in this Proxy Statement were approved by either the Audit Committee or the Compensation Committee of the Board of Directors.

Election of Directors

The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors with a minimum of fifteen and a maximum of thirty-five, and the Board of Directors has determined that the Board shall consist of seventeen members for the balance of the year 2019, and has fixed the number of Directors to be elected to the Board of Directors at the forthcoming meeting at six persons, five to serve for a term of three years which will expire at the annual stockholders meeting in 2022, and one to serve for a term of one year which will expire at the annual stockholders meeting in 2020.

The Corporation and its banking subsidiary, the Bank, maintain separate boards, but the directors of the Corporation also serve as directors of the Bank.

There are no family relationships among the directors, nominees or executive officers of the Corporation, except that Abigail M. Feinknopf is the sister of Jay T. McCamic. A majority of the Corporation’s directors are independent as defined in Nasdaq listing standards. The Board has determined that all of the directors and nominees are independent, as that term is defined under the Nasdaq definition, except for James C. Gardill, Todd F. Clossin, Charlotte A. Zuschlag and Denise Knouse-Snyder.

Accordingly, the following persons have been nominated for election to the Board:

Nominees

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2022.1

Name	Age	Year First Elected Director		Position
Stephen J. Callen	67	2016		Director
Christopher V. Criss	62	1992		Director
Lisa A. Knutson	53	2016		Director
Joseph R. Robinson	51	2019		Nominee
Kerry M. Stemler	61	2016	[2]	Director

[1]

Mr. Gardill and Mr. Spencer, who would have been members of this class, are retiring from the Board effective as of the 2019 stockholders meeting pursuant to a provision of the Corporation’s Bylaws which prohibits anyone from standing for election to the Board after attaining age 70.

[2]	Kerry Stemler was appointed to the Board as of September 9, 2016, pursuant to the terms of the merger agreement between the Corporation and YCB.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

STEPHEN J. CALLEN has served as a member of the Board of Directors of the Corporation since April 20, 2016. He serves as a member of the Audit Committee. He is a resident of the Morgantown, West Virginia, area. Mr. Callen is a CPA (inactive) and has extensive business experience in the North Central region of West Virginia. In addition, Mr. Callen formerly served on the Board of Directors, as well as in an executive capacity, for the West Virginia Junior College System, which operates in West Virginia, Ohio and Pennsylvania. He served as Chief Financial Officer from July 1, 1987, to July 1, 2012. He has also served as Vice President of Gold Crest Properties from September 1, 1993 to the present. This entity engages in various real estate, investment and leasing activities and is privately held. Mr. Callen also formerly served on the BB&T Bank Advisory Board for North Central West Virginia, as well as the Board of Trustees of the West Virginia Nature Conservancy. Mr. Callen currently serves on the Board of Directors of West Virginia Rescue Ministries (Union Mission), a non-profit organization. Mr. Callen has over 43 years of experience in real estate investment, leasing and the operation of private for-profit post-secondary educational institutions. Mr. Callen is a graduate of West Virginia University and a certified public accountant, State of West Virginia (inactive). Mr. Callen brings a wealth of experience in business and financial expertise and would qualify as a financial expert. He is also a significant shareholder of Wesbanco and will add valuable business judgment, ownership perspective and financial expertise to the Board.

CHRISTOPHER V. CRISS has served on the Board of Directors of the Corporation since July 17, 1992. He currently serves as a member and Chairman of the Audit Committee and as a member of the Executive

Committee, the Nominating Committee, the Enterprise Risk Committee, the Disclosure Committee and the Compensation Committee of the Board of Directors. The Board has determined that, effective at the conclusion of the Corporation’s 2019 stockholders’ meeting, Mr. Criss will become Chairman of the Board, replacing Mr. Gardill who is retiring from the Board due to the Corporation’s Bylaws, which prohibit standing for election to the Board after attaining age 70. Mr. Criss has been President and Chief Executive Officer of Atlas Towing Co. since 1984. Mr. Criss has previous bank board experience, having served on the Board of Directors of Mountain State Bank. He formerly served on the Board of Directors of a regional hospital and an insurance company and has served in an executive capacity with several family owned businesses. Mr. Criss has an accounting background and has extensive business management experience. He also represents significant stockholder interests and the geographical market of Parkersburg, which is a significant market for the Corporation. His diversified business and accounting background, management experience and long-term active participation on the Board make him a valuable member of the Board and qualify him to serve.

LISA A. KNUTSON has served as a member of the Board of Directors of the Corporation since April 20, 2016. She also serves on the Compensation Committee of the Corporation. She is a resident of the Cincinnati, Ohio, area. Ms. Knutson, a CPA (inactive), is currently the Chief Financial Officer of the E.W. Scripps Company in Cincinnati, Ohio, and has served in that position since November, 2017. She previously served as Chief Administrative Officer from 2011 to 2017, and Senior Vice President, Human Resources with that company from 2005 to 2011. She previously served as Vice President and Chief Financial Officer, Human Resources Operations, at Fifth Third Bank from 2002 to 2005. She also previously worked at Arthur Anderson, LLP as Director of Audit Operations, Great Lakes Market Circle and with PSARA Technologies, Inc., a regional environmental consulting firm. She currently serves on the Cincinnati Regional Chamber of Commerce Board and is a board member of several non-profit organizations in the Cincinnati area. She is a graduate of Miami University and a certified public accountant, State of Ohio (inactive). Her experience in human resources and compensation policies and practices in a public company setting, as well as her financial and accounting skills and knowledge, make her uniquely qualified to serve and will provide valuable insight to the Board.

JOSEPH R. ROBINSON is an experienced senior executive with a deep background in the Financial Services and Manufacturing sectors. He is the CEO and Founder of High Peaks Solutions, an IT and cyber security venture focused on helping clients develop real insights and enhance their security programs to prepare for the ever-growing number of cyber security threats. Mr. Robinson is the owner of Robinson Advisory Group and has advised firms in multiple industries on their business, technology, operations, and cyber security strategies. Mr. Robinson formerly served as Executive Vice President for Fifth Third Bank. At Fifth Third Bank, Mr. Robinson served as Director of Information Technology and Bank Operations from 2009 to 2016, Chief Information Officer from 2008 to 2009, and as Senior Vice President and Director of Central Operations from 2006 to 2008, as well as Senior Vice President of Enterprise Solutions from 2004 to 2006. Mr. Robinson has significant experience in information technology, data processing and cyber security. This experience will add to the Bank’s level of expertise in this area and strengthen its oversight in this critical area.

KERRY M. STEMLER has served as a member of the Board of Directors of the Corporation since September 9, 2016. Mr. Stemler is a member of the Loan Review Committee of the Bank and the Personnel and Post Retirement Committee of the Corporation. He previously served as Chairman of the Board of Your Community Bank from May 2011 until its merger with the Corporation on September 9, 2016. He served as a Director of YCB and Your Community Bank since 1994. He has been President and Chief Executive Officer of KM Stemler Company, a commercial and industrial general contracting firm in the Southern Indiana/Metro Louisville, Kentucky market area that Mr. Stemler has owned and operated since 1981. He is an owner/member of several commercial real estate property leasing and development companies in the region. Properties leased and developed include Class A office space, truck terminals, commercial warehousing and advanced manufacturing facilities. Mr. Stemler is Past Chair of the Indiana State Chamber of Commerce and continues to serve on the State Chamber’s Board of Directors and Executive Committee. He serves on the Board of Directors of Indiana Chamber Foundation Board; Board of Directors of Baptist Health Systems; Board of Directors of The Frazier History Museum and Ivy Tech Community College Board of Trustees. He also serves on the advisory board of Mountjoy Chilton Medley LLP, an accounting and business advisory firm headquartered in Louisville. Mr. Stemler understands complex financial reports and banking transactions. He has experience with banking regulations and compliance issues. His community involvement gives him the opportunity to offer unique insights to the Corporation. Mr. Stemler’s extensive financial, management operational and strategic planning experience strengthens the Board’s collective qualifications, skills and experience.

B. Director Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2020.

Name	Age	Year First Elected Director		Position
Michael J. Crawford	63	2018	[1]	Director

[1]	Mr. Crawford was appointed to the Board as of August 20, 2018, pursuant to the terms of the Merger Agreement between the Corporation and Farmers Capital Bank Corporation.

Additional Information

For the director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a director are as follows:

MICHAEL J. CRAWFORD served as a Director of Farmers and United Bank & Capital Trust Company from 2010 to August 2018, and was Chairman of the Board of Directors of Citizens Bank of Northern Kentucky; Managing Director of AssuredPartners of Kentucky since October of 2012, President and Director of Crawford Insurance, a life, health, individual and commercial insurance agency from 1995 until October of 2012 when the business was acquired by AssuredPartners. Mr. Crawford brings extensive risk management skills and general business experience to our Board through his career of selling and providing comprehensive insurance to his clients and managing an insurance company. Mr. Crawford was also instrumental in forming a successful de-novo bank in 1993, which Farmers acquired 12 years later.

Each nominee has indicated that he or she is willing and able to serve on the Board. In the event that, at any time prior to the Annual Meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. The Board of Directors is soliciting discretionary authority to cumulate votes in the election of Directors, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

Continuing Directors

In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2020.

Name	Age	Year First Elected Director	Position
Todd F. Clossin	57	2014	Director, President & CEO
Abigail M. Feinknopf	51	2002	Director
Denise Knouse-Snyder	48	2016	Director
Jay T. McCamic	63	2003	Director
F. Eric Nelson, Jr.	58	2007	Director

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

TODD F. CLOSSIN has served as a member of the Board of Directors of the Corporation since 2014. He is currently President and Chief Executive Officer of the Corporation. Mr. Clossin is also a member of the Executive Committee of the Board, the Enterprise Risk Committee, the Disclosure Committee and the Executive Loan Committee and Trust Committee of the Bank. Mr. Clossin formerly served as Executive Vice President and Chief Administrative Officer for Fifth Third Bank. At Fifth Third, Mr. Clossin served in many retail and commercial capacities and was most recently responsible for strategic planning, marketing, customer experience, distribution strategies, sourcing, facilities, sustainability, social media and analytics. His career with Fifth Third also included serving as President and Chief Executive Officer, Fifth Third Bank Midwest and Midsouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank Midwest and Florida Regions from 2009 to 2010, President and Chief Executive Officer, Fifth Third Bank Midwest Region from 2006 to 2009, President and Chief Executive Officer, Fifth Third Bank North Ohio Region from 2005 to 2006 and President and Chief Executive Officer, Fifth Third Bank Tennessee from 2002 to 2005. In his 34-year banking career, Mr. Clossin also served in various capacities with Key Bank and Society Bank in Columbus, Dayton, Cleveland and Canton. Mr. Clossin is a graduate of Mount Union College where he received a B.A. in Business Administration and a graduate of Akron University where he received an MBA. He is also a graduate of the Darden School of Business Advanced Commercial Lending Program, Weatherhead School of Business Executive Leadership Program, Center of Creative Leadership’s Leadership at the Peak Program and Stanford University’s Strategy and Organization Program. Mr. Clossin’s experience in banking and especially in many of the markets in which the Corporation operates, make him qualified to serve on the Board of Directors of the Corporation.

ABIGAIL M. FEINKNOPF has served as a member of the Board of Directors of the Corporation since March 1, 2002. She currently serves on the Marketing Committee of the Corporation and the Loan Review Committee of the Bank. Ms. Feinknopf has extensive marketing experience in the Columbus, Ohio market, having served for years in a marketing and business development role in the Ohio architectural industry, representing Karlsberger Companies. She continues to provide marketing and business development consultation to Feinknopf Photography, also based in Columbus. Ms. Feinknopf is an artist and designer and operates her own commission-based studio. She graduated from West Virginia University with a B.A. in English and also attended Capital University in Columbus, Ohio. She also represents significant share ownership and has prior bank board experience, having served on the Board of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Her marketing background and experience, together with her stockholder interest and her knowledge of a key market in which the Corporation operates, Columbus, Ohio, make her a valuable member of our Board of Directors and qualified to serve.

DENISE KNOUSE-SNYDER has served as a member of the Board of Directors of the Corporation since April 20, 2016. She currently serves as a member of the Asset/Liability Management Committee of the Corporation and the Executive Loan Committee of the Bank. She is a resident of the Wheeling, West Virginia, area. Ms. Knouse-Snyder, an attorney, is currently a member of the law firm of Phillips, Gardill, Kaiser & Altmeyer, PLLC in Wheeling, West Virginia, and has served in that capacity from 2000 to the present. She formerly served as an associate attorney with the firm from 1995 to 2000. She has extensive experience with structuring, drafting and negotiating commercial transactions and loans, acquisitions and workouts for financial institutions, business entities and individuals. The focus of her current practice includes financial services litigation, commercial and banking law, creditors’ rights and bankruptcy law. She is a member of the West Virginia State Bar, is admitted to practice before the United States District Court, Northern and Southern Districts, United States Tax Court, United States Court of Appeals for the Fourth Circuit, various Circuit Courts in West Virginia, and the West Virginia Supreme Court of Appeals. She has served in various bar association capacities for the Ohio County Bar Association and the West Virginia State Bar and is a member of the American Bar Association. She also is a member of the West Virginia Bankruptcy Bar. She currently serves as a member of the Board of Directors of the Easter Seal Rehabilitation Center, Inc. located in Wheeling, West Virginia. She has an undergraduate degree from West Virginia University in accounting and is a graduate of the West Virginia University College of Law with a juris doctor degree in 1995 and was a member of the Order of the Coif. Her extensive experience in structuring, drafting and negotiating commercial transactions for Wesbanco for the last 23 years is an invaluable skill and knowledge base for the Board of Directors as is her regulatory and legal expertise.

JAY T. McCAMIC has served as a member of the Board of Directors of the Corporation since January 1, 2003 and is a member and Chairman of the Compensation Committee, and also a member of the Nominating Committee, and the Loan Review Committee of the Bank. He is a lawyer and President of McCamic, Sacco & McCoid, PLLC. Mr. McCamic is a graduate of the University of North Carolina and obtained his Doctor of Jurisprudence from West Virginia University College of Law. He is a member of numerous professional organizations and has actively practiced law for approximately 34 years. He has focused primarily on litigation and practices both in Pennsylvania and in West Virginia. He currently serves as Federal Criminal Justice Act District Representative for the Northern District of West Virginia. He has had a wide variety of experience in both civil and criminal legal matters including becoming designated as a “learned counsel” in federal capital cases. Mr. McCamic has prior bank board experience, having served on the Board of Directors of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Mr. McCamic represents significant share ownership and his legal background and training provide him with an excellent framework within which to offer advice and counsel in a highly regulated industry. Mr. McCamic’s work causes him to travel extensively in representing clients in multiple jurisdictions; therefore, providing valuable insight in economic trends and conditions in numerous markets. Mr. McCamic brings a stockholder perspective based on his representation of significant share ownership interests, a professional practitioner’s perspective on the regulatory environment within which the Corporation operates and numerous years of bank board experience which make him a valuable member of our Board of Directors and qualified to serve.

F. ERIC NELSON, JR. has served as a member of the Board of Directors of the Corporation since April 18, 2007. He also serves as a member of the Enterprise Risk Committee of the Corporation and is a member and Chairman of the Loan Review Committee of the Bank. Mr. Nelson is a member of the House of Delegates in West Virginia, where he is the current Chairman of the Banking Committee. Mr. Nelson has been President of Nelson Enterprises, Inc., a privately-owned investment company in Charleston, West Virginia, since 2005, and was general partner of Mountaineer Capital, LP, a venture capital firm from 2000 to 2007. Mr. Nelson has a degree in Business Administration and Accounting from Washington and Lee University and is the former Treasurer of City Holding Company and a former member of the executive management team of City Holding Company where he exercised direct responsibility for asset liability management, investment portfolio management and a broker/dealer subsidiary. In addition, the closely held family company which he currently operates, Nelson Enterprises, is a diversified investment company focusing on real estate, natural resources, money management and entrepreneurial activity in the Appalachian Region. Mr. Nelson brings experience as a former executive officer with another financial institution, extensive experience in investment management and analysis and a current perspective on economic activity in Charleston and in West Virginia in general, a key market within which the Corporation operates. Given his extensive banking background, his financial analytical skills and perspective on economic development initiatives in West Virginia, and his public service, Mr. Nelson is a valuable member of our Board and qualified to serve.

B. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2021.

Name	Age	Year First Elected Director		Position
Robert J. Fitzsimmons	40	2018		Director
D. Bruce Knox	58	2007		Director
Gary L. Libs	67	2016	[1]	Director
Ronald W. Owen	69	2015	[2]	Director
Reed J. Tanner	65	1996		Director
Charlotte A. Zuschlag	67	2015	[2]	Director

[1]	Gary Libs was appointed to the Board as of September 9, 2016, pursuant to the terms of the merger agreement between the Corporation and YCB.
[2]	Charlotte A. Zuschlag and Ronald W. Owen were appointed to the Board as of February 10, 2015, pursuant to the terms of the merger agreement between the Corporation and ESB Financial Corporation.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

ROBERT J. FITZSIMMONS is a lawyer and a member of the Fitzsimmons Law Firm, PLLC since May of 2004. He currently serves as a member of the Insurance Committee of the Corporation. He also is a member in RCK1 Group, LLC, the owner and operator of two local radio stations and a member in BOT, LLC the owner and manager of a commercial office building. He previously served as a West Virginia State Senator from January 2013 through 2015. He also has prior public company experience, having served as a director of First West Virginia Bancorp., a West Virginia bank holding company from May of 2014 until February of 2018. Mr. Fitzsimmons is a graduate of Washington University with a B.S. degree in Biomedical Engineering and is a graduate of Wake Forest University College of Law with a Juris Doctor degree. Mr. Fitzsimmons has prior bank board experience, prior public company experience, represents a significant family shareholder and customer relationship and has both a legal and public service background, all of which makes him qualified to serve.

D. BRUCE KNOX has served as a member of the Board of Directors of the Corporation since November 30, 2007. He currently serves as a member of the Audit Committee and the Personnel and Post Retirement Committee of the Corporation. Mr. Knox formerly served as Executive Vice President of Oak Hill Banks from December 2007 to May 2008. He also previously served as Executive Vice President of Oak Hill Financial, Inc. from January 2005 to December 2007 and Chief Information Officer from January 2000 to December 2007. Mr. Knox has approximately 22 years of banking experience centered principally in operations, data processing and asset liability management. His extensive experience in information technology and service as a chief information officer for a regional banking corporation make him uniquely suited to offer advice and counsel on strategic direction in information technology. He has been instrumental in providing advice to the Corporation on its technology initiatives and in expanding its internet banking products. Mr. Knox’s extensive experiences in banking and information technology make him a valuable member of our Board of Directors and qualify him to serve.

GARY L. LIBS has served as a member of the Board of Directors of the Corporation since September 9, 2016. He currently serves as a member of the Executive Committee. He previously served as Chairman of the

Board of Directors of YCB from May of 2011 until its merger with the Corporation on September 9, 2016. He served as Vice Chairman of the Board of Directors from May 2002 until May 2011. He also served as a Director (since 1989) and Chairman of the Board (from May 2002 until May 2011) of Your Community Bank. He has been President and Chief Executive Officer of Libs Paving Co., Inc. in Floyds Knobs, Indiana, since 1972, and President and Chief Executive Officer of Asphalt Supply Co. in Jeffersonville, Indiana, since 1992. As President and Chief Executive Officer of his own businesses, Mr. Libs has extensive leadership, financial, and operational experience. Mr. Libs has a good understanding of compensation evaluation. He has been a part of Libs Paving for 46 years and brings that experience to the Corporation. Mr. Libs’ experience in the preparation, analysis and evaluation of financial statements and understanding of internal controls and procedures for financial reporting strengthens the Board’s collective qualifications, skills and experience.

RONALD W. OWEN has served as a member of the Board of Directors of the Corporation since February 10, 2015, having been appointed pursuant to the Corporation’s merger agreement with ESB. He currently serves as a member of the Insurance Committee. Mr. Owen has prior bank board experience, having served on the Board of Directors of ESB Bank. He recently retired as Vice President of Fidelity National Title Insurance Company, Pittsburgh, PA. He previously served as Senior Relationship Executive for First American Title in Pittsburgh from February, 2009 to October, 2014. Mr. Owen has over 32 years of service in the title insurance industry in the Pittsburgh market, having held various senior management positions. Mr. Owen also previously served 12 years in the Savings and Loan industry in a senior officer capacity. Mr. Owen is a graduate of Thiel College, Greenville, PA. Mr. Owen’s knowledge of the real estate environment in one of the key markets of the Corporation and his prior bank board experience qualifies him to serve as a member of the Board and makes him a valuable addition to the Board of Directors.

REED J. TANNER has served as a member of the Board of Directors of the Corporation since December 30, 1996. Mr. Tanner is a member of our Audit Committee. Mr. Tanner is a Certified Public Accountant and is our designated financial expert on the Audit Committee. He is a member of Suttle & Stalnaker, PLLC into which RTanner Associates, PLLC was recently merged. He was a member of RTanner Associates, PLLC, since 2009, and with the firm Dixon Hughes, PLLC and several predecessor accounting firms. Mr. Tanner is a graduate of Northwestern University and West Virginia University and is a licensed Certified Public Accountant actively practicing in Morgantown, West Virginia. Mr. Tanner has prior bank board experience having served on the Board of Vandalia National Corporation and its wholly owned subsidiary, The National Bank of West Virginia. Mr. Tanner is also a member of the West Virginia Board of Accountancy. Mr. Tanner provides significant expertise and experience to the Audit Committee and his familiarity with accounting principles and standards provide valuable insight and advice to the Board of Directors and its Audit Committee. Mr. Tanner also has considerable business experience, having worked in the public accounting profession for a significant number of years and, therefore, serves in an important advisory role to the Board. Given Mr. Tanner’s financial expertise and background and his ability to navigate a strict regulatory environment, Mr. Tanner is a valuable member of our Board of Directors and qualified to serve.

CHARLOTTE A. ZUSCHLAG has served as a member of the Board of Directors of the Corporation since February 10, 2015, having been appointed pursuant to the Corporation’s merger agreement with ESB. Ms. Zuschlag is also a member of the Executive Committee, the Nominating Committee and the Enterprise Risk Committee of the Corporation. Ms. Zuschlag was formerly the President and Chief Executive Officer of ESB and its banking subsidiary, ESB Bank, a position she held since 1991. Ms. Zuschlag is actively involved in business and civic organizations in the Western Pennsylvania market which represents a key geographical market for the Corporation. Her extensive experience in the banking industry, share ownership and prior board experience affords the Board with valuable insight and qualifies her to serve as a member of the Board of Directors.

Executive Officers of the Corporation

The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

TODD F. CLOSSIN, age 57, is the President and Chief Executive Officer of the Corporation and the Bank. Mr. Clossin joined the Corporation on November 4, 2013. Mr. Clossin has 34 years’ experience in banking and was Chief Administrative Officer and Executive Vice President of Fifth Third Bank in Cincinnati from 2011 to 2013, President and Chief Executive Officer, Fifth Third Bank Midwest and Midsouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank Midwest and Florida Regions from 2009 to 2010, and President and Chief Executive Officer, Fifth Third Bank Midwest Region from 2006 to 2009. He also formerly was associated with Key Bank for 14 years and Society Bank.

ROBERT H. YOUNG, age 62, is the Executive Vice President and Chief Financial Officer of the Corporation. Mr. Young joined the Corporation in July 2001 after having served as Senior Vice President and Chief Financial Officer of PNC Bank, FSB and its National Affinity Program division in Pittsburgh, PA. Mr. Young is a licensed Certified Public Accountant.

IVAN L. BURDINE, age 62, has served as Executive Vice President—Chief Credit Officer since July of 2015. Prior to that, he served as Senior Vice President—Senior Credit Officer. Mr. Burdine, who joined the Corporation in December of 2013, has over 38 years of experience and previously held various credit and executive positions with JP Morgan Chase Bank, NA and its predecessor banks in Columbus and Cleveland, Ohio.

BRENT E. RICHMOND, age 55, is currently Executive Vice President—Treasury and Strategic Planning of the Corporation. Mr. Richmond served as Executive Vice President—Operations from March 2002, until December, 2003. Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with the Corporation on March 1, 2002, as well as Chief Executive Officer of Wheeling National Bank. Mr. Richmond previously held the positions of Executive Vice President, Chief Financial Officer and Corporate Secretary of American Bancorporation.

JAYSON M. ZATTA, age 58, has served as Executive Vice President—Chief Banking Officer since April of 2017. Prior to that, he served as Executive Vice President—Chief Lending Officer from March 2015 and Executive Vice President of Commercial Banking, overseeing the commercial lending function for all markets, since joining the Corporation in 2008. Prior to joining the Corporation, Mr. Zatta was employed by Huntington Bank as President of the Ohio Valley Region and was formerly Executive Vice President and Senior Credit Officer at Sky Bank. He has over 33 years’ experience in various lending and leadership capacities.

JONATHAN D. DARGUSCH, age 61, is currently Executive Vice President—Wealth Management of the Corporation. Mr. Dargusch joined the Corporation in March 2011 having been previously employed by JPMorgan Chase Bank in Columbus, Ohio. Mr. Dargusch holds FINRA Series 7, 24 and 66 licenses for Ohio and West Virginia and has been in the financial services industry for 36 years, with over 18 years as a wealth management executive.

ANTHONY F. PIETRANTON, age 59, is Executive Vice President, Human Resources of the Corporation and the Bank who joined the Corporation on October 16, 2013. Mr. Pietranton has over 32 years’ experience in human resource management and most recently served as Vice President, Human Resources at Tri State Capital Bank in Pittsburgh, Pennsylvania from 2008 to 2013, and was Vice President, Human Resources at Three Rivers Aluminum Company (TRACO) in Cranberry, Pennsylvania from 2005 to 2008. He was also formerly with Invesmart, Inc. in Pittsburgh and Federated Investors, Inc. in Pittsburgh.

MICHAEL L. PERKINS, age 52, is the Executive Vice President—Chief Risk and Administrative Officer of the Corporation and has served in enterprise risk management responsibilities since 2001. Prior to that, he was Senior Vice President and Chief Auditor of the Corporation. Mr. Perkins has 31 years’ experience in banking, working in the financial services industry as a public accountant prior to joining the Corporation in 1995. Mr. Perkins is a licensed Certified Public Accountant.

STEPHEN J. LAWRENCE, age 60, has served as Executive Vice President & Chief Internal Auditor since May of 2016. Prior to that, he served as Senior Vice President while continuing as Chief Internal Auditor since 2001. He also served as Audit Manager and Regional Bank Operations Manager since joining the Corporation in 1994 through the acquisition of First Fidelity Bancorp, Inc. Mr. Lawrence has more than 38 years of experience in the banking industry and is a Certified Bank Auditor.

Compensation Discussion and Analysis

Introduction

The following discussion and analysis explain the Corporation’s compensation program as it applies to the executive officers named in the “Summary Compensation Table” on page 36, who we refer collectively to as the “named executive officers.” This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table. The named executive officers of the Corporation presently are serving without compensation from the Corporation. They are, however, compensated by the Bank for services rendered as officers of the Bank.

Overall, the Board of Directors believes that the Corporation’s compensation program is effective in aligning the compensation of our executive officers with the long-term interests of our stockholders. Incentive compensation programs consist of a blend of annual and long-term performance and time-based compensation, are structured to preclude excessive and unnecessary risk-taking, and utilize performance metrics established in advance based on an annual budget and business planning process. The incentive plans also contain caps or limitations on the amounts that can be awarded.

The Compensation Committee considered the results of the 2018 advisory, non-binding vote on executive compensation in connection with the discharge of its responsibilities. Since approximately 96% of the total shares voted on the proposal were voted in favor of the compensation of our named executive officers described in our proxy statement in 2018, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

Beginning in 2016, the Compensation Committee adopted a new Total Shareholder Return Plan for certain executive officers, including the named executive officers, which is described in more detail in the section titled “Total Shareholder Return Plan and Awards” found on page 26. The Compensation Committee also adopted a new Performance Based Stock Plan in 2017, which is described in more detail in the same section. In addition, they adopted a formal written Clawback Policy and Stock Ownership Guidelines which are described in more detail on page 34.

Compensation Philosophy and Objectives

The Corporation’s Compensation Committee has adopted a philosophy statement on executive compensation. The philosophy statement expresses the Corporation’s desire to become the employer of choice and to be viewed as a model of best practices for executive compensation. Applying that philosophy, our compensation programs are designed to provide the appropriate mix of compensation and benefits in order to promote the interests of the Corporation and its stockholders while enabling us to attract and retain top-quality executive talent. The primary objectives of the compensation policies for executive officers are to:

•

Attract and retain executive officers by offering base salary that is competitive with that offered by similarly situated banks in the markets in which we compete and by rewarding outstanding individual performance;

•	Promote and reward the achievement of short-term and long-term objectives set by the Board and management without encouraging unnecessary and excessive risk taking by our executive officers; and

•	Align the interests of executive officers with those of our stockholders by making incentive compensation an important aspect of our executive’s compensation.

The philosophy statement delineates the following four fundamental principles in establishing executive compensation: (i) the Corporation’s performance both in terms of the attainment of short-term and long-term goals; (ii) the competitiveness of the Corporation’s executive officers’ salaries to that of similarly qualified and situated officers in markets in which it competes; (iii) the individual performance of each executive officer and (iv) the recommendations of the Chief Executive Officer regarding all executive officers other than himself.

Administration of the Executive Compensation Program

Compensation Committee Process. Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee met two times during calendar year 2018 and has met once so far during calendar year 2019. Mr. McCamic, Chairman of our Compensation Committee, works with our Chief Executive Officer to establish the meeting agenda. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, with legal counsel and with outside compensation advisors. The Compensation Committee also regularly meets in executive session without management.

The Committee annually reviews the Compensation Committee Charter and all incentive plans used throughout the Corporation in all business lines. In this review of the incentive plans, the Committee makes a determination of whether the plans, individually or collectively, encourage excessive risk taking, that each of the plans have reasonable limits and caps, and that the overall structure of the incentive plans is aligned with the interests of the stockholders.

The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on the Corporation’s strategic objectives and budget for future periods;

•	Reports on the Corporation’s year over year performance and current year performance versus a peer group of companies;

•	Information on the executive officers’ stock ownership and option holdings;

•	Information regarding equity compensation plan dilution;

•	Estimated grant date values of stock options (using the Black-Scholes valuation methodology);

•

Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change in control of the Corporation;

•

Information regarding compensation programs and compensation levels at study groups of companies identified by independent compensation consultants or through statistical comparisons compiled by management using third party source information such as S&P Global Market Intelligence Executive Compensation Review; and

•	Independent consultant reports.

Use of Peer Group. The philosophy statement adopts the position that annual compensation for all executive officers should be targeted to be at or above the 50th percentile of companies in our peer group, based on information provided to the Compensation Committee by its independent compensation consultant, and should provide for performance bonuses based on performance metrics established at the discretion of the Compensation Committee. Our management compiled peer group reports for 2018, reviewed by our Compensation Committee, consisted of 17 regional banks from approximately $5.8 to $31.4 billion in total assets. The peer group used for our executive compensation review differs from the indices used in the performance graph contained in our annual report on Form 10-K. Our peer group for 2018 compensation purposes (the “2018 Peer Group”) was comprised of the 17 banks listed below:

1st Source Corporation	First Commonwealth Financial Corporation	Old National Bancorp

NBT Bancorp, Inc.	First Financial Bancorp	Park National Corporation

First Merchants Corporation	Pinnacle Financial Partners, Inc.	S&T Bancorp, Inc.

F.N.B. Corporation	Community Bank System, Inc.	United Bankshares, Inc.

Chemical Financial Corporation	Eagle Bancorp, Inc.	Union Bankshares Corporation

Towne Financial	Tompkins Financial Corporation

Our 2018 Peer Group is the same as our peer group used in 2017.

In January 2019 the Compensation Committee engaged a consultant, Cowden Associates, Inc., to update their 2017 market-based study of total compensation for the named executive officers. The Compensation Committee has determined that Cowden Associates, Inc. is independent and that there are no conflicts of interest with respect to the work of Cowden Associates, Inc. The consulting firm examined base compensation, annual incentive opportunities, long term incentive opportunities, equity programs, health, retirement and other perquisites of the top five executives of Wesbanco in the context of their total compensation and compared that total compensation to the total compensation of the 2018 Peer Group. They also provided conclusions regarding the overall competitiveness and reasonability of total compensation paid to the named executive officers. The peer group used in the study consisted of the 17 banks that were included in the 2018 Peer Group.

In conjunction with their review, the consulting firm reviewed the historical financial performance for Wesbanco and the peer group of banks. They also reviewed the most recent annual (2018) data based on return on average assets and return on average common equity, among other comparisons. They then compared how Wesbanco performed during this same period. The consultants also reviewed historical compensation levels for the Wesbanco peer group and they reviewed the most recent annual compound annual growth rate (CAGR) for the peer group. They then compared how Wesbanco ranked during the same period.

In conjunction with peer performance, with respect to return on average assets (ROAA), for 2018 on a non-GAAP basis (as hereinafter defined), Wesbanco’s ROAA was 1.44% compared to the peer median of 1.42%, putting it in the 53rd percentile. With respect to return on average common equity (ROACE), Wesbanco’s average was 9.92% for 2018, compared to the peer median of 11.14%, putting it in the 26th percentile.

Comparing performance to total compensation for 2017, except for the CFO position, the Wesbanco named executive officers were below the 15th percentile in total compensation. Wesbanco’s CFO approximated the 28th percentile. In reviewing the total compensation of the CEO in particular, for 2017, the peer median of $1,937,792 compared to Wesbanco’s total compensation of $1,596,345 placing it below the 15th percentile of all CEOs in the peer group.

The Compensation Committee also received a separate management-prepared total compensation comparison with the 2018 Peer Group. This analysis compared each type of compensation (base pay, incentive compensation, stock options and awards, retirement benefits and all other compensation) and total average compensation for each named executive officer of Wesbanco to the average of the 2018 Peer Group based on 2018 proxy information (2017 data). This analysis utilized averages as opposed to percentiles. The Compensation Committee did not attempt to maintain an established target percentile compensation level with regard to this management-provided compensation data. Rather the Committee used this information to determine whether the compensation paid to our executives was generally competitive relative to the market.

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives for individual executives other than the named executive officers; and

•	Recommending salary levels and equity awards.

Our Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Our management also prepares meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	Background information regarding the Corporation’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Annual Evaluation. Our Compensation Committee meets in an executive session each year to evaluate the performance of the named executive officers, to determine their annual bonuses for the prior fiscal year, to certify achievement of performance measures after the measurement period, to establish their performance objectives for the current fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

The Compensation Committee’s process begins with establishing individual and corporate performance objectives for senior executive officers, including all of our named executive officers, in the first quarter of each calendar year. Our Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives typically are established on the basis of a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within the Corporation.

Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual incentive awards;

•	Long-term incentives; and

•	Supplemental Executive Retirement Plan.

In addition to these principal components, our compensation program also includes employment contracts, change in control agreements, deferred compensation opportunities, retirement plans, a bank-owned life insurance program and other perquisites and benefits, each of which are discussed in this Compensation Discussion & Analysis with respect to the named executive officers.

Annual Compensation

Our executive officers receive two forms of annual compensation, base salary and annual incentive awards. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions.

The annual compensation program, as espoused by our Compensation Committee through its philosophy statement, is intended to target Corporation performance, both in terms of the attainment of short-term and long-term goals, and to consider principally return on equity, growth in earnings per share, and return on assets.

For 2018, the Compensation Committee did consider the Peer Group data with respect to 16 officers whose positions had grown significantly in responsibility and scale due to the recent acquisitions (including the acquisition of Farmers, which was pending at the time and was subsequently completed in August 2018), but whose salary had not kept pace. The Committee noted that this is year two of proposed changes over a three-year period to base salary to bring those levels more in line with peer group ranges. The Committee also agreed to continue to utilize a fixed percentage of base compensation for equity awards for these 16 officers consisting of 80% time based restricted stock and 20% of performance based restricted stock benchmarked against a national peer group of banks. The percentages varied by position, but were fixed at 25%, 40% and 50%, depending on title. Each of the named executive officers were fixed at 50% of base compensation for equity awards.

The Committee also reviewed the performance ratios based on both return on assets and return on average equity to the peer group. The Committee noted that the deferred tax assets adjustment from the “Tax Cuts and Jobs Act of 2017” (TCJA) legislation contributed to the lower percentile ranking on ROA and ROE for 2017. This was not a factor in 2018.

Base Salary. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, our Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity and the tax deductibility of base salary.

Based on compensation data provided by the Compensation Committee’s independent compensation consultant, Cowden Associates, Inc., peer group comparisons, individual evaluations and internal equities, Todd Clossin, our Chief Executive Officer, recommends base salaries for all executive officers to the Compensation Committee for their consideration, except with respect to his own salary. Based on the Compensation Committee’s review of the applicable compensation data, as discussed above and including Mr. Clossin’s recommendations, base salary increases for all officers for the 2018 fiscal year averaged approximately 3% except for changes in base salary due to title or position changes and the increases noted above for the 16 officers. Mr. Clossin received an increase of 15% pursuant to which his base compensation increased from $747,780 to $859,947 as President and CEO, Mr. Young received an increase of 8%, Mr. Zatta 16%, Mr. Dargusch 8% and Mr. Pietranton 8%. See the “Summary Compensation Table” on page 36 for more information about the 2018 base salaries of our named executive officers.

Annual Cash Incentive Awards. Annual incentive awards, in the form of annual cash bonuses, are made to our named executive officers under the amended and restated Wesbanco, Inc. Key Executive Incentive Bonus, Option and Restricted Stock Plan, which we refer to as the Incentive Plan and which was approved by our stockholders on April 19, 2017. For additional information regarding our Incentive Plan, see the section entitled “Key Executive Incentive Bonus, Option and Restricted Stock Plan” on page 39. The Compensation Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants under the Incentive Plan. The Compensation Committee believes that annual cash incentive awards for our executives, which are the variable and at-risk portion of annual compensation, should be generally targeted at a maximum of 50% of base salary for the Chief Executive Officer and a somewhat lesser percentage for our other executive officers.

Eligibility for Annual Incentive Awards. In general, the following thresholds must be satisfied for an executive to be eligible to receive an annual incentive award: (i) the executive must receive a “fully competent” performance rating; and (ii) the Corporation must meet 85% of its “overall corporate goal.”

Performance Rating. Our Chief Executive Officer annually rates the performance of each of our other named executive officers and assigns a performance rating to the executives based on the executive’s performance during the fiscal year. The Chair of our Compensation Committee evaluates the performance of our Chief Executive Officer and assigns his performance rating. For 2018, all of our named executive officers received “fully competent” performance ratings.

Overall Corporate Goal. The Corporation’s overall corporate goal is targeted earnings per share (“EPS”) for a given fiscal year. The Committee set target performance measures based in part upon management’s confidential business plan and budget. The Committee set the EPS target at target levels deemed appropriate based on industry expectation, market opportunities and other factors the Committee believes are relevant.

For the 2018 fiscal year, the Corporation met the overall corporate goals on both a GAAP basis and a non-GAAP (excluding merger-related expenses) basis. The Committee reviewed the results using both GAAP and non-GAAP earnings and elected to use non-GAAP earnings in its analysis and determination. The Committee determined that the use of non-GAAP earnings was the appropriate benchmark for incentive bonuses for the year as there were one-time merger related expenses included in GAAP earnings. The EPS goal may be adjusted by the Committee, in its sole discretion, for items attributed to non-GAAP operating events impacting the Corporation’s operating results, such as mergers and acquisitions, unusual gains or losses, significant asset sales or other out-of-the ordinary or one-time events which significantly impact the normal operations. The target EPS for the “overall corporate goal” in 2018 was $2.83, which the Corporation did meet under GAAP ($2.92) and did meet under the non-GAAP measure ($3.21).

If the minimum overall corporate goal is not satisfied in a fiscal year, the Compensation Committee has the discretion to grant annual incentive awards for named executive officers and may adjust individual performance targets, which are discussed below, and determine the amount of an incentive award, accordingly. The Compensation Committee did not make any adjustments in the individual performance targets for 2018 for the named executive officers.

Determination of Incentive Award Amounts. If the eligibility thresholds discussed above have been satisfied, the Compensation Committee determines the amount of an executive’s annual cash incentive award based on the executive’s target incentive award and the satisfaction of corporate and individual performance targets discussed below.

Target Annual Incentive Awards. The table below sets forth certain information regarding the target, maximum and actual annual incentive awards for each named executive officer for the fiscal year ended December 31, 2018.

Incentive Awards

Name	Maximum Incentive Award % of Base Salary	Maximum Incentive Award	Target Incentive Award	Actual 2018 Incentive Award
Todd F. Clossin President & Chief Executive Officer	50%	$429,974	$429,974	$429,974
Robert H. Young Executive Vice President & Chief Financial Officer	45%	$152,076	$152,076	$152,076
Jayson M. Zatta Executive Vice President & Chief Banking Officer	45%	$168,750	$168,750	$168,282
Jonathan D. Dargusch Executive Vice President—Wealth Management	45%	$123,814	$123,814	$116,763
Anthony F. Pietranton Executive Vice President—Human Resources	35%	$94,645	$94,645	$94,645

As shown in the table above, the maximum annual incentive award that a named executive officer may receive is based on a percentage of the executive’s annual base salary. The maximum annual incentive award an executive may receive is 115% of each of the executive’s individual targets for any one measurement category but the overall bonus cannot exceed the maximum percentage of base salary established for such officer during the year (note that the base salaries used are those established for the named executive officers by the Committee in May of the applicable year and, due to the timing of salary increases, differ slightly from the base salaries disclosed in the Summary Compensation Table). The Compensation Committee sets target annual incentive awards to approximate annual cash incentive awards in the 50th percentile range for comparable positions at banks within the peer group and considers the different accountabilities and responsibilities for the CEO and the other named executive officers. For 2018, the Compensation Committee determined that the target annual incentive award for our CEO would be equal to 50% of his base salary, which was $429,974. The Compensation Committee determined that the 2018 target annual incentive award for our CFO would be 45% of his base salary, or $152,076. In addition, the Compensation Committee set the target annual incentive awards for Jayson M. Zatta and Jonathan D. Dargusch at 45% of each officer’s base salary and 35% for Anthony F. Pietranton. See the table above for a comparison of the annual incentive award actually paid to each named executive officer in 2018 compared to the target and maximum awards that each executive could have received.

Individual Performance Targets. The Compensation Committee sets individual performance targets for each of the named executive officers. For Mr. Clossin and Mr. Young, annual incentive awards are based on the following measures of Corporation performance: return on assets (“ROA”), return on equity (“ROE”), and EPS. In addition, Mr. Zatta’s, Mr. Dargusch’s and Mr. Pietranton’s annual incentive awards are also based on certain specific business unit performance targets. These goals are established through the business planning process which develops an annual budget and are then recommended to the Compensation Committee by our Chief Executive Officer. The Compensation Committee then establishes the individual performance targets based in part on such recommendations. The Compensation Committee also retains some discretion to determine annual incentive awards outside of the relevant performance targets, as described below. The Corporation achieved its target level in ROE and its target level in ROA on both a GAAP and a non-GAAP basis. Target levels for 2018 for ROA were 1.21% and for ROE 8.6%. Actual non-GAAP results were ROA of 1.39% and ROE of 9.54%.

For each named executive officer, their specific performance targets are weighted according to the extent to which the executive will be evaluated for delivering the results on the targets. The targets are set so that they are attainable if the Corporation meets its budgeted goals for the year. Since the Corporation met the target level of its budgeted goal for EPS for 2018, the named executive officers were eligible for bonuses.

The Committee discretion portion is determined by the Committee utilizing a number of factors, including: (i) attainment of goals, (ii) opportunities for attainment, (iii) marketplace impact, (iv) competition, (v) effectiveness in performance and (vi) individual performance.

The following chart contains a detailed schedule of the individual performance targets for 2018:

Name	Base Salary	Bonus %	Performance Target	Incentive Weighting	Threshold 85%	Target 100%	Maximum 115%	Actual Results as of Dec. 31, 2018	Total Resultant Incentive	Overall Limitation
Todd F. Clossin	$859,947	50%	ROA	20%	1.03%	1.21%	1.39%	1.39%	98,787
			ROE	25%	7.31%	8.60%	9.89%	9.54%	119,243
			EPS	25%	$2.41	$2.83	$3.25	$3.21	121,813
			Committee Discretion	30%	85%	100%	115%	100.00%	128,992

				100%					468,835	429,974

Robert H. Young	$337,946	45%	ROA	20%	1.03%	1.21%	1.39%	1.39%	34,940
			ROE	25%	7.31%	8.60%	9.89%	9.54%	42,174
			EPS	25%	$2.41	$2.83	$3.25	$3.21	43,084
			Committee Discretion	30%	85%	100%	115%	100.00%	45,623

				100%					165,821	152,076

Jayson M. Zatta	$375,000	45%	EPS	10%	$2.41	$2.83	$3.25	$3.21	19,123
			ROE	10%	7.31%	8.60%	9.89%	9.54%	18,719
			Commercial and Retail Pre-Tax Income Budget Amount	20%	$105,594,175	$124,228,441	$142,862,707	$128,347,041	34,869
			Residential Lending Pre-Tax Income Budget Amount	10%	$4,359,500	$5,128,823	$5,898,146	$5,162,810	16,987
			Loan and Non-Credit Fees Collected (Non-Credit = Swap)	10%	$4,993,043	$5,874,168	$6,755,293	$6,354,756	18,256
			Total Loan Growth (Excluding Private Banking & Indirect)	5%	$192,950,000	$227,000,000	$261,050,000	$(66,483,999)	—
			Commercial Loan Delinquency Under 0.5%	5%	0.58%	0.50%	0.43%	0.10%	9,703
			Satisfactory Credit Review Reports	10%	85.00%	100.00%	115.00%	100.00%	16,875
			Committee Discretion	20%	85%	100%	115%	100%	33,750

				100%					168,282	168,282

Jonathan D. Dargusch	$275,143	45%	Achieve Private Banking Pre-Tax Income Budget Amount	10%	$5,847,558	$6,879,480	$7,911,402	$7,182,953	12,928
			Achive` Trust Pre-Tax Income Budget Amount	40%	$12,114,871	$14,252,789	$16,390,707	$15,138,101	52,602
			Achieve Securities Pre-Tax Income Budget Amount	10%	$1,364,040	$1,604,753	$1,845,466	$1,121,060	—
			ROA	10%	1.03%	1.21%	1.39%	1.39%	14,223
			EPS	10%	$2.41	$2.83	$3.25	$3.21	14,031
			Achieve Insurance Pre-Tax Income Budget Amount	10%	$434,585	$511,276	$587,967	$437,602	10,597
			Committee Discretion	10%	85%	100%	115%	100%	12,381

				100%					116,763	123,814

Anthony F. Pietranton	$270,415	35%	ROA	5%	1.03%	1.21%	1.39%	1.39%	5,436
			ROE	5%	7.31%	8.60%	9.89%	9.54%	5,250
			EPS	5%	241%	$2.83	325%	$3.21	5,363
			CORE Efficiency Ratio	20%	64.42%	56.02%	47.62%	52.96%	20,023
			Healthcare Expenses Less Than Budget	10%	18,545,983	16,126,942	13,707,901	$16,049,241	9,510
			Enhance Recruiting Programs	30%	85%	100%	115%	100%	28,394
			Justification for New Positions	10%	85%	100%	115%	100%	9,465
			Committee Discretion	15%	85%	100%	115%	100%	14,197

				100%					97,636	94,645

Payment of Annual Incentive Awards. Annual incentive awards for each named executive officer are calculated by multiplying the weighting assigned to a performance target by the target incentive award for the executive. The resulting product is then multiplied by the actual results achieved for that performance target. The Compensation Committee does this for each performance target, with the sum of all performance targets for a named executive officer generally being the annual incentive award for the executive. For 2018, the Corporation satisfied its minimum overall corporate goal, so the formula yielded an incentive award for each named executive officer.

The Committee considered the growth in net income, the consummation of two acquisitions in the year and the attainment of the target for EPS, ROA and ROE for the year. ROA increased significantly to 1.39% compared to 1.09% in 2017. ROE also increased to 9.54% for 2018 compared to 7.79% for 2017. Return on average tangible equity also increased from 13.90% in 2017 to 17.78% on a non-GAAP basis. EPS increased 31% from $2.45 in 2017 to $3.21 in 2018 on a non-GAAP basis.

The Compensation Committee, at its discretion, may allocate a portion of the annual cash bonus award to a deferred payout period. The deferred payout portion is then spread ratably over a three-year period beginning in the third year following the award of compensation. Thus, the annual bonus may include both a currently paid portion and a deferred portion. The Committee believes the deferral serves as an executive retention incentive in that an executive terminating his or her employment before deferred amounts are paid out forfeits such unpaid amounts. The Committee did not allocate any portion to a deferred payment period for 2018.

The amount of each award was based primarily on achievement of the individual performance targets, the executive officer’s performance, the level of his or her responsibilities and internal equity considerations. The Committee also considered the competitive market data from compensation surveys provided by the consultant. In assessing each officer’s performance and determining award amounts, the Committee noted the following achievements:

•

In determining Mr. Clossin’s award, the Committee noted that the Corporation had exceeded the target level in all three categories, ROA, EPS and ROE. The Committee also noted that the Corporation completed two acquisitions during the year. It also noted the improvement in the efficiency ratio through prudent expense management. The Committee also noted significant success in recruiting new lending talent in key markets, achieving substantial progress in the integration of acquired institutions and further improving credit quality through a substantive reduction in classified loans, year over year. The Committee also noted the awards and recognition given to the Corporation for its performance during the year, including its ranking as one of the top banks in the country in a recent financial publication. These achievements position the Corporation well moving forward, notwithstanding the interest rate and regulatory environment, and the Committee felt that Mr. Clossin’s effort and work merited full discretion.

•

In determining Mr. Young’s award, the Committee noted that the Corporation had met the target level in all three categories, ROA, EPS and ROE. The Committee also noted his efforts in the Corporation’s completion of two acquisitions during the year. It also noted his efforts in preparing for the new regulatory requirements for the $10 Billion threshold for the Corporation as well as other new accounting and regulatory requirements. It also noted his continuing efforts in the Corporation’s investor relations program. The Committee also noted the recognition of Wesbanco’s financial performance in various financial press rankings and publications over the year and felt Mr. Young’s efforts and work merited full discretion.

•

In determining Mr. Zatta’s award, the Committee took special note of his increased responsibilities during the year as Chief Banking Officer and his leadership in managing significant growth areas within the Bank while completing two acquisitions during the year. Given these increased responsibilities, the success which he has achieved in recruiting commercial loan officers and the significant improvement in performance in certain operations areas within his management responsibility, the Committee felt Mr. Zatta’s efforts and work merited full discretion.

•

In determining Mr. Dargusch’s award, the Committee noted his achievement of target performance in several incentive categories, including Private Banking Pre-Tax Income and Trust Pre-Tax Income, as well as the Corporation achieving overall target levels in ROA and EPS. The Committee also noted his significant efforts in recruiting staff in the expanded Kentucky markets, as well as his success in his recruitment efforts for Wesbanco Securities. The larger revenue businesses within his responsibility performed well and contributed to the overall performance of the Corporation. Given the overall performance of his business lines and the successful recruitment of staff and building out the staff necessary to compete in the expanded Kentucky market, the Committee felt that Mr. Dargusch’s efforts merited full discretion.

•

In determining Mr. Pietranton’s award, the Committee noted the successful planning and restructuring of staff in consummating two acquisitions and restructuring four separate markets within the Corporation’s footprint which were impacted by such acquisitions. The Committee also noted his achievement of all his performance targets for the year. The Committee felt Mr. Pietranton’s efforts and achieved results merited full discretion.

Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive compensation is an important component of our compensation program because it has the effect of retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of the Corporation’s long-term strategic goals. Three principal types of long-term incentive awards are available to grant to executive officers under the Corporation’s Incentive Plan:

•	Stock options;

•	Restricted stock; and

•	Long-term cash bonuses.

In addition to these long-term incentive awards, the Compensation Committee has discretion to grant various other types of incentive awards.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of our stock. The Compensation Committee utilizes stock options as a compensation tool because they focus executives on the Corporation’s long-term performance, including stock appreciation. The Compensation Committee awards stock options in amounts and subject to terms and conditions intended to be competitive with those awarded for comparable positions at banks within the peer group. The Compensation Committee receives recommendations from our Chief Executive Officer for executive officers other than himself and provides overall compensation expense calculations for such awards. Stock options were granted to executive officers in 2018. See the “Grants of Plan-Based Awards for the Year ended December 31, 2018” table on page 38. Some features of our stock option program include:

•

Options are structured as either performance-based or time-based and vest ratably over a designated period, assuming pre-established EPS targets are met for performance-based options and the lapse of the designated period for time-based options. They are exercisable as they vest over the vesting period;

•	If EPS targets for a given year are not met, options that are performance-based are forfeited;

•	The term of each grant does not exceed 10 years;

•	As defined in our Incentive Plan, the exercise price is equal to the closing market price on the day prior to the grant date (we do not grant discounted stock options);

•	Grants do not include “reload” or “restored” provisions; and

•	Repricing of stock options is prohibited.

Please see the “Outstanding Equity Awards at Fiscal Year-End” table on page 41, for a description of the outstanding options of our named executive officers.

Restricted Stock Awards. Prior to 2010, stock options were the only long-term equity awards made by the Corporation. However, the Incentive Plan, among other things, also authorizes awards of restricted stock.

Restricted stock is granted at the discretion of the Committee and the Committee determines the applicable vesting schedule reflecting attainment of designated performance goals and/or continuous employment over a period of years specified in the award documents. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to the lapse of the restrictions. See “Grants of Plan-Based Awards for the Year Ended December 31, 2018” table on page 38 for information regarding the shares of restricted stock awarded to our named executive officers during 2018.

Long-Term Cash Bonuses. Under the long-term bonus portion of our Incentive Plan, participating key employees have an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that key employee over several fiscal years. The Compensation Committee has not utilized this optional benefit feature of our Incentive Plan and in certain prior years has elected to simply defer payment of a portion of the annual bonus award each year to create a deferred payment feature subject to future service. However, no portion of the 2018 bonuses awarded to our named executive officers was deferred.

Total Shareholder Return Plan and Awards. Beginning in 2016, the Committee adopted a new Total Shareholder Return Plan (“TSRP”), including related Administrative Rules, for certain executive officers as a form of long-term, performance-based restricted stock incentive under the Incentive Plan. TSRP awards of 12,000 shares were made as of January 1, 2016 for the three-year period ended December 31, 2018, of which 6,567 shares were awarded to the named executive officers. The Compensation Committee made TSRP awards effective January 1, 2017 for the Performance Period beginning January 1, 2017 and ending December 31, 2019 to certain executive officers. A total of 12,000 restricted TSRP shares were reserved for award, if target performance is achieved, of which 6,587 shares were awarded to the named executive officers. The Compensation Committee made TSRP awards effective January 1, 2018, for the Performance Period beginning January 1, 2018, and ending on December 31, 2020 to certain executive officers. A total of 12,000 restricted TSRP shares were reserved for award, if target performance is achieved, of which 6,649 shares were awarded to the named executive officers. See the “Grants of Plan-Based Awards for the Year Ended December 31, 2018” table on page 38.

Description of TSRP. The TSRP measures the total shareholder return (“TSR”, which is, generally, the change in trading prices of a share of Corporation common stock plus dividends paid) on Corporation common stock over a three-year measurement period (the “Performance Period”) relative to the TSR of a group of publicly traded companies deemed comparable by the Compensation Committee to the Corporation (the “TSR Peer Group”) over the same Performance Period. To prevent distortions, the opening values and closing values of a share of common stock for the TSRP, both of the Corporation and for each member of the TSR Peer Group, are determined using the sixty (60) day trailing average of trading prices of the common stock of the Corporation and of the common stock of each member of the TSR Peer Group immediately preceding the opening and closing of the Performance Period, respectively. Only dividends actually paid are included in determining TSR for the common stock of the Corporation and for the common stock of the members of the TSR Peer Group.

As of the beginning of the Performance Period, participants are awarded TSR opportunities denominated in the number of shares earned if target performance is achieved (“Target TSR Shares”). The number of Target TSR Shares is based on a percentage of base salary. For the 2016-2018 Performance Period it was approximately 15% of base salary, for the 2017-2019 Performance Period it was on average approximately 13% of base salary, and for the 2018-2020 Performance Period it was on average approximately 16% of base salary. No dividends paid by the Corporation on its common stock during the three-year measurement period will be paid to or be accrued for holders of Target TSR Shares but will result in the delivery of additional shares to holders of Target TSR Shares only and to the extent an award is earned. The increase in shares will be determined using the dollar value of the dividends paid on Corporation common stock and the trading price of Corporation common stock on the date the dividend was paid.

Target TSR Shares will vest and be converted into shares of common stock of the Corporation if the TSR of Corporation common stock is equal to or greater than the 50th percentile of the TSR of the TSR Peer Group. If the TSR of Corporation common stock is less than the 50th percentile of the TSR Peer Group TSR, all Target TSR Shares will be forfeited. If the TSR of Corporation common stock is equal to or greater than the 75th percentile of the TSR Peer Group, 200% of the Target TSR Shares will be earned. No more than 200% of the Target TSR Shares will be earned even if the TSR on the Corporation common stock exceeds the 75th percentile of the TSR Peer Group TSR. If the TSR of the Corporation common stock is between the 50th and 75th percentiles, the number of shares of Corporation common stock earned will be determined using straight-line interpolation.

Individuals who are awarded Target TSR Shares are subject to the Corporation’s clawback policy discussed below as well as certain restrictive covenants that survive the Performance Period.

The TSR Peer Group. The TSR Peer Group for the 2018-2020 Performance Period is the same as the 2017 Peer Group used by the Compensation Committee and consists of:

F.N.B. Corp.	United Bankshares, Inc.
Old National Bancorp	Community Bank System, Inc.
NBT Bancorp Inc.	Union Bankshares Corporation
Chemical Financial Corporation	First Financial Bancorp.
Park National Corporation	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	First Merchants Corporation
S&T Bancorp, Inc.	Eagle Bancorp, Inc.
TowneBank	1st Source Corporation
Tompkins Financial Corporation

2016-2018 Performance Period Results. The TSR of the Corporation common stock for the 2016-2018 Performance Period was equal to the 38th percentile of the TSR Peer Group. Accordingly, no Target TSR Shares were earned or vested.

Performance Based Stock Awards. Beginning in 2017, the Committee adopted a new Performance-Based Stock Plan (“PBSP”), including establishing certain administrative guidelines, for certain executive officers as a form of long-term, performance based restricted stock incentive under the Incentive Plan. PBSP awards of 8,081 shares were made as of May 16, 2018 for the three-year Performance Period beginning January 1, 2019 and ending December 31, 2021, of which 4,640 shares were awarded to the named executive officers. The target number of performance based restricted shares awarded to each named executive officer is as follows: Mr. Clossin, 1,884; Mr. Young, 740; Mr. Zatta, 821; Mr. Dargusch, 603; and Mr. Pietranton, 592. See the “Grants of Plan-Based Awards for the Year Ended December 31, 2018” table on page 38.

Description of PBSP. The PBSP awards made in May 2018 are effective as of January 1, 2019 and will have a three-year performance period based on the Corporation’s Return on Average Assets (“ROA”) and Return on Average Tangible Common Equity (“ROATCE”) compared to a national group of peer financial institutions with total assets between approximately $9 billion and $25 billion (“Peer Group”). Each executive officer will earn 1/6 of his or her target share award each year of the Performance Period in which the Corporation’s ROA equals or exceeds the Peer Group average. Similarly, each named executive officer will earn 1/6 of his or her target share award for each year of the Performance Period in which the Corporation’s ROATCE equals or exceeds the Peer Group average. Earned performance based restricted stock will also be subject to additional service-based vesting—50% of the shares earned will vest following the end of the three-year Performance Period on May 16, 2022 after results have been certified by the Compensation Committee, with the other 50% of the earned shares vesting on May 16, 2023.

The performance target will be 85% (at threshold) or 100% (at target) of the average ROA and ROATCE of the Peer Group, for each year in the three-year Performance Period with 1/6th earned for each category for each year. Generally, GAAP will be used to determined ROA and ROATCE for the Peer Group with an adjusted formula used for determining the Peer Group and the Corporation’s performance. For each target year and for each target, if the Corporation’s performance is 100% or greater, the award will be 100% of the shares that are performance based. For any target year or category in which 85% of the average is achieved through 99% an award of 85% of the shares shall be earned. Awarded shares will receive credit for dividends in the form of additional shares of Wesbanco stock beginning with the quarter in which they have been earned and awarded after each measured Performance Period.

The PBSP Peer Group. The PBSP Peer Group for the 2019-2021 Performance Period used by the Compensation Committee which was the same as used for the 2018-2020 Performance Period, consists of the following financial institutions:

BancorpSouth Inc.	Banner Corp.
First Financial Bancorp.	First Midwest Bancorp Inc.
Glacier Bancorp Inc.	Old National Bancorp
Pinnacle Financial Partners, Inc.	South State Corporation
Trustmark Corp.	Union Bankshares Corporation
United Bankshares, Inc.	United Community Banks Inc.

Retirement Plans

The Corporation maintains a defined benefit pension plan, which we refer to as the Defined Benefit Plan for all employees employed prior to August 1, 2007, an Employee Stock Ownership and 401(k) Plan for all employees, and a Supplemental Employee Retirement Plan, which we refer to as the SERP, for certain executive officers.

Defined Benefit Plan. Under the Defined Benefit Plan, which is compulsory and noncontributory, the compensation covered is the salary of a participant as limited by applicable IRS regulations. The benefit payable under the Defined Benefit Plan is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The Corporation closed the Defined Benefit Plan to new participants effective August 1, 2007, and the plan has not accepted new participants since that date.

Average compensation for named executive officers as of the end of 2018 is: Mr. Young, $348,711. The estimated years of service for each named executive are as follows: Mr. Young: 17.4. Mr. Clossin, Mr. Zatta, Mr. Dargusch and Mr. Pietranton are not eligible to participate in the Plan. See the “Pension Benefits” table on page 42 for an estimation of the present value of the retirement benefits (qualified plan only) that each of our named executive officers would receive if he or she retired at age 65. The defined benefit plan has a maximum individual annuity payout of $60,000 per year. Under current IRS rules only annual compensation of $280,000 (for 2019) or less is considered covered compensation for defined benefit plan purposes.

Wesbanco KSOP Plan. The Wesbanco Employee Stock Ownership and 401(k) Plan (the “KSOP Plan”) is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Code. The employee stock ownership feature of the KSOP Plan (the “ESOP”) was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the “KSOP”). All employees of the Corporation, together with all employees of our subsidiary companies which adopt the KSOP Plan, are eligible to participate in the KSOP on the first day of the month following completion of sixty (60) days of service and attaining age 21. The KSOP Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

The Board of Directors has the ability to authorize discretionary contributions to the KSOP Plan through the ESOP portion of the Plan. During 2018 no discretionary contributions were made to the ESOP portion of the KSOP Plan.

As of December 31, 2018, the Plan Trust held 451,674 shares or 0.83% of the outstanding shares of the Corporation’s Common Stock, all of which are allocated to specific employee accounts for both the ESOP component and the 401(k) savings component. No shares were allocated to the named executive officers for 2018 under the ESOP component of the KSOP Plan.

As of December 31, 2018, the account balances in the KSOP Plan for each of the named executive officers is as follows: Mr. Clossin, $198,857; Mr. Young, $600,018; Mr. Zatta, $397,186; Mr. Dargusch, $274,121; and Mr. Pietranton, $289,530.

SERP. The Corporation maintains a supplemental executive retirement plan (the “SERP”) for certain of its executive officers, including Mr. Young, but excluding Mr. Clossin, Mr. Zatta, Mr. Dargusch and Mr. Pietranton. Although benefits under the SERP are unsecured, the Corporation funds payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The SERP is a non-qualified retirement benefit. See footnote 5 to the “Summary Compensation Table” on page 36 for the accrued benefits for the named executive officers.

The SERP provides for payment of a scheduled annual benefit at normal retirement age of 65 of a fixed amount which was set at the time of adoption, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and (iii) for certain officers, a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of the Corporation. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the later of (i) date that the executive attains age 65, or (ii) retires.

Death benefits also are payable under the SERP. If the executive dies prior to any termination of employment with the Corporation, the executive’s designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the SERP has commenced, any remaining benefit payments will be paid to the executive’s designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with the Corporation and prior to the commencement of any payment of retirement benefits under the SERP, the executive’s designated beneficiary will be entitled to receive payment of the executive’s retirement benefit under the SERP beginning with the month following the executive’s death.

One of the five named executive officers has supplemental retirement plan benefits, payable for a ten-year term beginning at age 65 or later retirement. Mr. Young has an annual benefit in the amount of $40,000. For more information about the SERP, see the “Pension Benefits” table on page 42 and the section entitled “Potential Payments Upon Termination or Change in Control” on page 44.

Why We Maintain the Defined Benefit Plan, KSOP and SERP. The Corporation is a product of an active mergers and acquisitions program and we have evolved and grown from a local community bank into a regional bank holding company over a period of years. Historically, we maintained a single form of pension benefit, which is the Defined Benefit Plan. Many of our long-term employees have significant vested benefits under the Defined Benefit Plan and, therefore, the plan has been viewed as an important source of financial security to the vast majority of long-term employees.

However, due to the costs of administration of the Defined Benefit Plan and the caps in benefits payable under the plan, its flexibility in meeting the retirement needs of our executive officers became problematic. Additionally, as acquisitions and recruitment brought into the Corporation new employees with limited vesting opportunities under the Defined Benefit Plan and experience with more flexible salary replacement retirement programs, the need to offer a broader array of retirement benefits became a competitive necessity. The Executive Committee recommended the closure of the Defined Benefit Plan to new participants in 2007, which was approved by the Board and implemented by plan amendment.

Additionally, the limitations and costs of our Defined Benefit Plan caused us to pursue other strategies designed to provide salary replacement programs for retirement planning for our executive officers. Recruitment of experienced executive officers also required more flexible benefit programs to offset career change disadvantages and to offer offsetting benefit programs. The Corporation adopted an employee stock ownership plan in 1986, which evolved into a 401(k) benefit plan, and which was enhanced in 2005 to make it more competitive. The Compensation Committee believes that the benefit plans offered are competitive with those provided by other banks with which we compete for executive talent.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues and supplemental group life insurance. These benefits are provided to increase the availability of the executives to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the “Summary Compensation Table” on page 36. A chart disclosing the value of these additional items is found on page 37 entitled “All Other Compensation”.

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as health savings accounts for reimbursement of medical expenses. Our Compensation Committee has requested that we disclose all perquisites provided to our named executive officers in the “Summary Compensation Table” on page 36 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is the Wesbanco, Inc. Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is a voluntary, non-tax qualified, deferred compensation plan available to our directors and employees specifically named by our Compensation Committee, which employees include all of our named executive officers, to enable them to save for retirement by deferring from 1% to 100% of their base salary and bonus or director fees. The Deferred Compensation Plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees, but not for directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s qualified benefit plans. In addition, the Compensation Committee believes that the Deferred Compensation Plan is competitive with that provided by other banks with which we compete for executive talent. During 2018, the Corporation made matching contributions for several of our named executive officers. See the “Nonqualified Deferred Compensation” table on page 43 for additional information about the Deferred Compensation Plan for our named executive officers.

Bank-Owned Life Insurance Program

In 2002, the Corporation implemented a bank-owned life insurance program which was primarily designed to offset the cost of certain employee benefit plans. The policies purchased are primarily Modified Endowment Contracts, and it is the Corporation’s intention to hold the insurance until the ultimate death of each insured. The Corporation addressed West Virginia’s insurable interest requirements by offering the program only to officers, required their written consent to participate in the program, and irrevocably assigned a $25,000 death benefit for each insured to be paid to the insured’s beneficiary upon the death of the insured directly from the Corporation’s general accounts.

Specifically, the 2002 program insures approximately 95 current or former officers, at the level of assistant vice president or higher. Each officer has consented to participate in the program. Each officer has also been irrevocably assigned a $25,000 death benefit in the policy proceeds on the employee’s life which is payable to the insured’s designated beneficiary upon the death of the insured. On average, the death benefit payable to the Corporation as a multiple of salary is approximately nine times annual salary. Of the named executive officers, only Mr. Young has such a policy for the primary benefit of the Corporation against his life, and only if such policy remains in force by the Corporation until his death would the above-noted $25,000 supplemental benefit be paid to his beneficiaries.

An additional purchase of bank-owned life insurance was consummated in 2010 insuring 34 individuals, some of whom were also in the 2002 program. For those individuals not receiving a $25,000 supplemental death benefit policy in the 2002 program, such was offered for the 2010 purchase, and all individuals consented to the purchase.

Other bank-owned life insurance is owned by the Corporation as a result of various acquisitions of other banks since 2002. The original institution insuring officers under their programs did not offer a supplemental death benefit but did receive consents from the insured officers for such purpose. A total of 338 current and former officers are insured by the Corporation under all three of the above-noted programs.

Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including our named executive officers, with written employment contracts. These contracts are all substantially the same and are structured on a revolving three-year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the Corporation is obligated to pay to the employee’s estate an amount equal to six months of the base salary. If terminated without cause, the employee is entitled to a severance payment equal to the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then-existing term of the agreement. There are no golden parachute type provisions, change in control provisions, tax gross up provisions or other similar provisions contained in the contracts. See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related tables, beginning on page 44 for an estimate of the benefits that our named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Although the employment contracts for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by the Corporation, the Change in Control Agreements, described in a succeeding section, contain provisions that, if the employee so elects, supersede and replace the termination benefits under an employee’s employment contract in the event of a termination or severance of such an executive officer’s employment subsequent to a change in control. Thus, the employee can elect a termination payment only under one form of benefit, either under the employment contract or the Change in Control Agreement, and if the employee elects a benefit under the Change in Control Agreement, no termination benefit is payable under the employee’s employment agreement.

Change in Control Agreements

On April 24, 2014, the Corporation and the Bank entered into a change in control agreement with Mr. Clossin (the “Change in Control Agreement”). The Change in Control Agreement is for a term of three years, with automatic one-year extensions. The Change in Control Agreement sets forth certain terms and conditions upon the occurrence of a “change in control event.” Absent a “change in control event” (as defined in the Change in Control Agreement and summarized below), the Change in Control Agreement does not require the Corporation or the Bank to retain the executive in its employ or to pay any specified level of compensation or benefits.

The Change in Control Agreement provides that if a change in control event of the Corporation or the Bank which employ the employee occurs, the Corporation and the Bank will be obligated to either continue to employ the executive during the time period starting upon the occurrence of a change in control event and ending two years thereafter (the “Term of Employment”) or provide severance as per the Change in Control Agreement as described below.

If, during the Term of Employment, the executive is discharged by the Corporation or the Bank without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to two times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, and (ii) the greater of the executive’s average annual bonus over the most recent two years ending prior to the date of termination, or the executive’s bonus established for the annual bonus plan year in which the date of termination occurs. If the executive is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, the executive and/or the executive’s family will continue to receive insurance and health care benefits as of the effective date of the change in control event, subject to reduction to avoid duplication with benefits of a subsequent employer. Under a superseding clause in the Change in Control Agreement, in the event of a termination or severance of the executive’s employment subsequent to a change in control event, benefits under the Change in Control Agreement will supersede and replace the benefits under the executive’s Restated Agreement described above.

Generally, and subject to certain exceptions, a “change in control event” is deemed to occur if (a) final regulatory approval is obtained for a party to acquire securities of the Corporation or the Bank representing 20% or more of the combined voting power of the Corporation or the Bank’s then outstanding securities; (b) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due.

The Corporation has entered into agreements with all of our named executive officers and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity’s acquisition of the Corporation. These agreements were designed to secure the executives’ continued service and dedication to the best interests of stockholders in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in our stockholders’ best interests.

The agreements operate only upon the occurrence of a “change in control” as defined in the agreements. Absent a change in control, the agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. Each agreement provides that if a change in control of the Corporation or the Bank which employs the employee occurs, we will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive’s retirement date under established rules of the Corporation’s tax-qualified retirement plan).

Generally, and subject to certain exceptions, a “change in control” will be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 20% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

If during this two-year period the executive is discharged without cause or resigns for good reason, then the executive will receive a lump sum payment equal to a multiple from one to three times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, (ii) the greater of the executive’s average annual bonus over the one to three year period ending prior to the date of termination, or the executive’s bonus established for the annual bonus year in which the date of termination occurs, and (iii) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. In addition, for a period of 18 months from the date of termination, the executive and/or the executive’s family generally will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control.

The Board considered both so-called “single trigger” change in control arrangements, which generally entitle an executive to benefits if the executive’s employment is terminated for any reason during a specified period after a change in control, and “double trigger” change in control arrangements, which typically require the executive’s termination to be involuntary or the executive’s resignation to be for good reason. The Board elected “double-trigger” change in control agreements because the Board was of the view that requiring the executive’s employment termination to be involuntary or for good reason would adequately mitigate the personal concerns of executives in connection with potential change in control scenarios and satisfy the purpose of the agreements.

See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related table, beginning on page 44 for an estimate of the benefits that our named executive officers would be entitled to receive under certain scenarios pursuant to their respective change in control agreements as a result of a change in control.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements which was eliminated by the TCJA, which eliminated the exception for tax years beginning January 1, 2018. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2018, none of our executive officers received compensation that the Corporation could not deduct by reason of Section 162(m), except for Todd M. Clossin.

Our Policies With Respect to Granting Equity Awards

Equity awards may be granted by either the Compensation Committee or the full Board. The Board generally does not grant equity awards, although the Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted at a regularly scheduled meeting of the Compensation Committee. This meeting occurs approximately one month after our annual stockholders meeting and the Compensation Committee also approves salary adjustments at this meeting. On limited occasions, grants may occur at an interim meeting of the Compensation Committee, primarily for the purpose of approving a compensation package for newly hired or promoted executives. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion and not our stock price or the timing of any release of company information.

Stock Option Exercise Price. The exercise price of a newly granted stock option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the Nasdaq on the day before the date of grant as set forth in the Incentive Plan.

Clawback Policy

In 2015, the Compensation Committee adopted a compensation clawback policy intended to comply with Dodd-Frank Section 954 and Proposed Exchange Act Rule 10D-1 and provide additional clawback rights for the Corporation (the “Clawback Policy”). The Clawback Policy requires certain mandatory clawbacks for accounting restatements for material noncompliance with the financial reporting requirements of the securities laws and permits the Committee certain discretionary clawbacks in other circumstances.

The Clawback Policy requires an individual agreement with each named executive officer and with each other participant in certain compensation programs based on performance. In the individual agreement, the named executive officer not only acknowledges the Clawback Policy but also agrees to the terms and conditions of the mandatory and discretionary clawbacks. Each individual agreement requires the signature of the applicable named executive officers and other participating individuals.

Stock Ownership Guidelines

The Compensation Committee has adopted shareholding guidelines for those officers participating in the TSR Plan, including the named executive officers. Under the guidelines the target for the Chief Executive Officer would be to hold shares of Corporation common stock worth three (3) times his annual base salary and each other named executive officer hold one and one half (1.5) times his or her annual base salary. Each executive officer generally has five years to achieve the minimum ownership requirement. In addition to shares held outright unvested restricted stock subject only to a time-vesting condition counts towards the ownership threshold. As of the date of this proxy statement, all of our named executive officers exceed their current ownership requirement.

Anti-Hedging and Anti-Margin Account Policies

The Corporation’s Insider Trading Policy prohibits the Corporation’s directors, officers and other employees from engaging in hedging transactions designed to offset decreases in the market value of the Corporation’s securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” The Corporation’s Insider Trading Policy also prohibits the Corporation’s directors, officers and other employees from purchasing the Corporation’s securities on margin and borrowing against any account in which the Corporation’s securities are held.

Review of All Components of Executive Compensation

The Compensation Committee reviews all components of compensation paid to or earned by our named executive officers, including salary, annual and long-term incentive compensation, accumulated realized and unrealized equity-based gains, the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plans, the actual projected payout obligations under our supplemental retirement income plan and the hypothetical payout obligations under several potential severance and change-in-control scenarios. When the Compensation Committee considers setting various compensation components for our named executive officers, the Compensation Committee takes into consideration the aggregate amounts and mixes of all the principal components, in addition to peer group information.

Compensation Committee Report

The Compensation Committee of the Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jay T. McCamic, Chairman

Christopher V. Criss

Lisa A. Knutson

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd F. Clossin	2018	$812,492	$0	$549,654	$42,700	$429,974	$0	$59,811	$1,894,631
President & Chief Executive Officer	2017	$687,373	$0	$454,119	$30,100	$373,890	$0	$50,863	$1,596,345
	2016	$581,731	$0	$200,430	$25,450	$302,500	$0	$52,803	$1,162,914

Robert H. Young	2018	$327,356	$0	$219,013	$17,080	$152,076	$0	$31,459	$746,984
Executive Vice President & Chief Financial Officer	2017	$302,937	$0	$194,815	$12,040	$140,811	$105,930	$28,671	$785,204
	2016	$285,768	$0	$85,452	$10,180	$130,200	$97,631	$26,977	$636,208

Jayson M. Zatta	2018	$353,097	$0	$239,229	$19,215	$168,282	$0	$37,168	$816,991
Executive Vice President & Chief Banking Officer	2017	$299,732	$0	$197,123	$13,545	$115,843	$0	$32,435	$658,678
	2016	$257,395	$0	$82,793	$11,453	$115,896	$0	$29,006	$496,543

Jonathan D. Dargusch.	2018	$266,520	$0	$178,376	$19,215	$116,763	$0	$39,267	$620,141
Executive Vice President Wealth Management	2017	$251,622	$0	$159,218	$13,545	$93,352	$0	$37,661	$555,398
	2016	$244,294	$0	$82,567	$11,453	$84,659	$0	$35,323	$458,296

Anthony F. Pietranton	2018	$261,940	$0	$175,274	$17,080	$94,645	$0	$29,098	$578,037
Executive Vice President Human Resources

¹	Includes amounts deferred under the Wesbanco, Inc. Deferred Compensation Plan, which is described on page 43.
[2]

Amounts for 2018 reflect the dollar amount of the aggregate grant date fair value of restricted stock awards granted during 2018, performance-based restricted stock awards in 2018 with respect to the 2019-2021 performance period, and TSR awards granted in 2018 with respect to the 2018-2020 performance period, computed in accordance with Financial Accounting Standards Codification Topic 718 (“ASC Topic 718”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation of restricted stock awards and TSR awards. These time-based restricted stock awards cliff vest on 5/16/2021.

[3]

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of stock option awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation of stock option awards. Unvested options will vest on 12/31/2019.

[4]

Amounts in this column reflect annual cash incentive awards pursuant to the Key Executive Incentive Bonus, Option and Restricted Stock Plan. Certain of these amounts have been deferred under the Wesbanco, Inc. Deferred Compensation Plan and are reported in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table.

[5]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all of our pension plans, except the KSOP plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. With respect to Mr. Young, he had an aggregate decrease of ($1,968) in the actuarial values of his accumulated benefits. However, in accordance with Instruction 3 to Item 402(c)(2)(viii) this negative amount was reflected as zero in the table.

[6]	Includes all other compensation as described in the table entitled “All Other Compensation” on page 37.

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the Corporation’s compensation package and are offered only after consideration of business need. The primary perquisites are matching contributions to amounts deferred from compensation by the Corporation’s executive officers, club dues, group life insurance and split dollar benefits. The following chart lists the principal perquisites and personal benefits and other miscellaneous compensation elements which are included in the “Summary Compensation Table” as “All Other Compensation”, found on page 37 and the dollar value of the Corporation’s aggregate incremental cost of each.

ALL OTHER COMPENSATION

	401(k) Company Match	Group Life Insurance Imputed Income	Country Club Dues	Housing Allowance	Dividend Reinvestment	Split Dollar Insurance Imputed Income	Deferred Compensation Company Match	Supplemental Life Insurance Value	Total Perquisites

Todd F. Clossin President & Chief Executive Officer	$10,934	$2,322	$0	$0	$22,180	$0	$24,375	$0	$59,811

Robert H. Young Executive Vice President & Chief Financial Officer	$11,000	$3,564	$0	$0	$9,005	$483	$6,547	$860	$31,459

Jayson M. Zatta Executive Vice President & Chief Banking Officer	$11,000	$2,322	$3,936	$0	$9,317	$0	$10,593	$0	$37,168

Jonathan D. Dargusch Executive Vice President Wealth Management	$11,000	$3,564	$3,285	$5,429	$7,993	$0	$7,996	$0	$39,267

Anthony F. Pietranton Executive Vice President Human Resources	$11,000	$2,322	$0	$0	$7,918	$0	$7,858	$0	$29,098

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2018

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	FMV of Stock Price @ close of business on the day the award was granted	Grant Date Fair Value of Stock and Option Awards[4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)	(k)		(l)
Todd F. Clossin	5/16/2018	$365,478	$429,974	$429,974						7,535¹				$343,973
President & Chief Executive Officer	5/16/2018				1,601	1,884	[2]	1,884	[2]					$86,005
	5/16/2018										5,000[3]	$45.65	$46.12	$42,700
	2/14/2018				0	2,632	[5]	5,264	[5]					$119,677

Robert H. Young	5/16/2018	$129,265	$152,076	$152,076						2,961¹				$135,170
Executive Vice President & Chief Financial Officer	5/16/2018				629	740	[2]	740	[2]					$33,781
	5/16/2018										2,000[3]	$45.65	$46.12	$17,080
	2/14/2018				0	1,101	[5]	2,202	[5]					$50,062

Jayson M. Zatta	5/16/2018	$143,438	$168,750	$168,750						3,286¹				$150,006
Executive Vice President & Chief Banking Officer	5/16/2018				697	821	[2]	821	[2]					$37,479
	5/16/2018										2,250[3]	$45.65	$46.12	$19,215
	2/14/2018				0	1,138	[5]	2,276	[5]					$51,745

Jonathan D. Dargusch	5/16/2018	$105,242	$123,814	$123,814						2,411¹				$110,062
Executive Vice President Wealth Management	5/16/2018				512	603	[2]	603	[2]					$27,527
	5/16/2018										2,250[3]	$45.65	$46.12	$19,215
	2/14/2018				0	897	[5]	1,794	[5]					$40,787

Anthony F. Pietranton	5/16/2018	$80,448	$94,645	$94,645						2,370¹				$108,191
Executive Vice President Human Resources	5/16/2018				503	592	[2]	592	[2]					$27,024
	5/16/2018										2,000[3]	$45.65	$46.12	$17,080
	2/14/2018				0	881	[5]	1,762	[5]					$40,059

¹	Restricted stock grants cliff vest 100% on 5/16/2021.
[2]	Performance-based restricted shares. Performance-based measurement period 2019-2021.
[3]	Options vested 50% on 12/31/2018 with the remaining 50% vesting on 12/31/2019.
[4]

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of restricted stock, performance-based restricted stock, stock option, and TSR awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board ASC Topic 718. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation of restricted stock, stock options, and TSR awards.

[5]	Represents TSR award shares for the 2018-2020 performance period.

Key Executive Incentive Bonus, Option and Restricted Stock Plan

The Board of Directors of the Corporation adopted and approved, effective February 19, 1998 (the “Effective Date”), the Key Executive Incentive Bonus, Option and Restricted Stock Plan (the “Incentive Plan”). The Incentive Plan was initially approved by the stockholders of the Corporation on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the Incentive Plan to 1,000,000 shares on April 18, 2001. The stockholders approved an amended and restated Incentive Plan on April 19, 2017 and also approved the material terms of the performance goals on April 19, 2017. The 2010 amended and restated Incentive Plan, among other things, re-approved authorized awards of restricted stock (in addition to stock options, which the Corporation has historically granted), and increased the authorized shares for issuance under the plan by an additional 800,000 shares and again increased the authorized shares by an additional 1,000,000 shares in 2017. The Incentive Plan is administered by the Compensation Committee of the Corporation1. There remain 912,192 shares available to issue under the Incentive Plan of the total authorized shares of 2.8 million.

The Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long-Term Bonus (including both cash-based and equity-based awards), or permit granting of Stock Options, if the Committee determines, after review of all applicable measurements and circumstances, predetermined performance goals or other eligibility criteria are actually achieved. For awards with one or more performance conditions, if the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid, and/or no options or other equity-based awards will become vested with respect to that measurement period unless the award was based on other criteria.

The Board of Directors of the Corporation is involved in the operation of the Incentive Plan to the extent of determining whether annual incentive awards will be made for a particular fiscal year and/or whether long-term incentive awards will be made available for a particular series of fiscal years and informing the Committee of the Board’s priorities as to performance goals. The Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each, a “Key Employee”) to achieve performance goals for a period.

The Incentive Plan currently has a cap of 2,800,000 shares of Common Stock which are authorized to be issued under the Plan. The number of shares available for issuance under the Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Corporation and held in treasury.

The Incentive Plan generally consists of four portions: the annual bonus portion, the long-term bonus portion, the stock option portion and the restricted stock portion. A Key Employee may participate in one or more portions simultaneously. The annual bonus portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Under this program a total of $1,875,284 in cash was allocated and paid for such bonuses in 2018, of which $961,739 was paid to the named executive officers. For more information on these bonuses, see “Annual Cash Incentive Awards” on page 21.

The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise are determined by the Committee but the exercise price per

[1]	Capitalized terms not herein defined in this section have the meanings given to them in the Incentive Plan.

share may not be less than the closing market price on the day prior to the grant date. Options may vest over a period of time determined by the Committee based on the lapse of time or the actual achievement of performance goals set by the Committee at the time of grant. Under the Incentive Plan, if a Change in Control occurs, all stock options will become vested and exercisable and all opportunities for Annual Bonus and Long-Term Bonus will be deemed earned and be immediately payable.

During 2018, the Compensation Committee awarded 117,600 stock options to executive officers of the Corporation of which 13,500 options were awarded to the named executive officers. For more information on these awards see “Grants of Plan-Based Awards for the Year ended December 31, 2018” on page 38. For outstanding options for the named executive officers see the table titled “Outstanding Equity Awards at Fiscal Year-End” on page 41.

The Committee may also grant to a Key Employee restricted stock. The Committee has the discretion under the Plan to award shares of restricted stock with restrictions that will lapse, if at all, upon the attainment of performance and/or personal goals or the completion of a specified period of employment. In 2018, the Compensation Committee did grant time-vesting restricted stock. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a Restricted Stock Award during the period prior to the lapse of the restrictions. In 2018, the Compensation Committee granted performance-based restricted stock in the form of TSRP awards to certain executive officers with a 2018-2020 performance measurement period and also granted performance-based restricted stock in the form of PBSP awards to certain executive officers with a 2019-2021 performance measurement period.

During 2018, the Compensation Committee awarded 78,231 shares of time-vested restricted stock to executive officers of the Corporation of which 18,563 shares were granted to the named executive officers. The Restriction Period for the shares is three years from the date of the award. The Compensation Committee also awarded 12,000 shares under the TSRP and 8,081 shares under the PBSP during 2018, of which 6,649 and 4,640, respectively were awarded to the named executive officers. See “Grants of Plan-Based Awards for the Year ended December 31, 2018” on page 38.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)

Todd F. Clossin	—	—	5,434	$256,648
President & Chief Executive Officer

Robert H. Young	2,000	$43,841	2,173	$102,631
Executive Vice President & Chief Financial Officer

Jayson M. Zatta	—	—	2,174	$102,678
Executive Vice President & Chief Banking Officer

Jonathan D. Dargusch	—	—	2,174	$102,678
Executive Vice President Wealth Management

Anthony F. Pietranton	6,000	$119,907	2,174	$102,678
Executive Vice President Human Resources

[1]	Shares which vested during 2018. Includes dividends earned during vesting period. These amounts are unreduced by shares sold back to the Corporation for tax withholding obligations.
[2]	Average of high and low stock prices on the business day before the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)[5]	(i) [6]	(j)[7]

Todd F. Clossin President & Chief Executive Officer	5,000		0		0	28.79	5/21/2021	5,343	[2]	$196,035	4,876	$178,900
	5,000		0		0	31.58	6/2/2022	7,999	[3]	$293,483	5,264	$193,136
	5,000		0		0	32.37	5/25/2023	7,633	[4]	$280,055	1,923	$70,555
	5,000		0		0	38.88	5/16/2024				1,884	$69,124
	2,500	¹	2,500	¹	0	45.65	5/16/2025

Robert H. Young Executive Vice President & Chief Financial Officer	2,000		0		0	31.58	6/2/2022	2,138	[2]	$78,443	2,332	$85,561
	2,000		0		0	32.37	5/25/2023	3,346	[3]	$122,765	2,202	$80,791
	2,000		0		0	38.88	5/16/2024	2,999	[4]	$110,033	805	$29,535
	1,000	¹	1,000	¹	0	45.65	5/16/2025				740	$17,151

Jayson M. Zatta Executive Vice President & Chief Banking Officer	1,500		0		0	25.00	5/16/2020	2,137	[2]	$78,407	2,158	$79,177
	1,500		0		0	28.79	5/21/2021	3,457	[3]	$126,837	2,276	$83,506
	2,000		0		0	31.58	6/2/2022	3,328	[4]	$122,104	831	$30,489
	2,250		0		0	32.37	5/25/2023				821	$30,122
	2,250		0		0	38.88	5/16/2024
	1,125	¹	1,125	¹	0	45.65	5/16/2025

Jonathan D. Dargusch Executive Vice President Wealth Management	1,000		0		0	28.79	5/21/2021	2,137	[2]	$78,407	1,936	$71,032
	2,000		0		0	31.58	6/2/2022	2,724	[3]	$99,944	1,794	$65,822
	2,250		0		0	32.37	5/25/2023	2,546	[4]	$93,413	655	$24,032
	2,250		0		0	38.88	5/16/2024				603	$22,124
	1,125	¹	1,125	¹	0	45.65	5/16/2025

Anthony F. Pietranton Executive Vice President Human Resources	2,000		0		0	38.88	5/16/2024	2,137	[2]	$78,407	1,866	$68,464
	1,000	¹	1,000	¹	0	45.65	5/16/2025	2,678	[3]	$98,256	1,762	$64,648
								2,400	[4]	$88,056	644	$23,628
											592	$21,720

¹	Options vested 50% on 12/31/2018 with the remaining 50% vesting on 12/31/2019.
²	Restricted stock cliff vests on 5/25/2019, and includes reinvested dividends.
[3]	Restricted stock cliff vests on 5/16/2020, and includes reinvested dividends.
[4]	Restricted stock cliff vests on 5/16/2021, and includes reinvested dividends.
[5]	Stock price as of close of business on 12/31/2018 used to value the restricted stock was $36.69 per share.
[6]

Represents the number of shares that would be awarded if maximum performance was achieved under TSRP awards for the 2017-2019 and 2018-2020 performance measurement periods, and would be awarded if target performance was achieved under the Performance Based awards for the 2018-2020 and 2019-2021 performance measurement periods.

[7]	Stock price as of close of business on 12/31/18 used to value the TSRP and PBSP awards was $36.69 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Defined Benefit Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. Information regarding the Defined Benefit Plan and the SERP can be found in the text following the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Todd F. Clossin President & Chief Executive Officer	—	0	$0	$0

Robert H. Young Executive Vice President & Chief Financial Officer	Wesbanco, Inc. Defined Benefit Pension Plan	17.4	$682,937	$0
	Executive Officer Supplemental Retirement Plan	15	$246,739	$0

Jayson M. Zatta Executive Vice President & Chief Banking Officer	—	0	$0	$0

Jonathan D. Dargusch Executive Vice President Wealth Management	—	0	$0	$0

Anthony F. Pietranton Executive Vice President Human Resources	—	0	$0	$0

The Corporation maintains the Defined Benefit Plan for all employees employed prior to August 1, 2007, and the SERP for certain executive officers. The preceding pension benefits table lists the approximate present value of the retirement benefits (qualified plan only) an executive officer would receive if he or she retired at age 65. Amounts are based on a full life annuity form for the defined benefit plan. The values reflected in the “Present Value of Accumulated Benefit” column of the “Pension Benefits” table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2018, using the same actuarial factors and assumptions used for financial statement reporting purposes. These assumptions are described in Note 12 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2018.

Under the Defined Benefit Plan, a participant’s compensation covered by the Corporation’s pension plan is cash compensation reported on the Form W-2 plus 401(k) Plan elective deferrals and Section 125 contributions made by the employee (as reported in the “Summary Compensation Table”), for the 60 consecutive months out of the last 120 consecutive months of the participant’s career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Corporation. The plan benefit is not subject to any offset for social security benefits. Under current IRS rules only annual compensation of $275,000 (for 2018) or less is considered covered compensation for defined benefit plan purposes.

The Corporation closed the Defined Benefit Plan to new participants effective August 1, 2007, and the plan has not accepted new participants since that date.

In 1999, the Corporation approved and subsequently established the SERP for certain executive officers, including one of the named executive officers. Although benefits under the plan are unsecured, the Corporation funded payment of certain of such benefits through bank-owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit. The SERP’s annual accrued benefits for the named executive officers are noted in the “Summary Compensation Table”, as applicable.

The Compensation Committee also made modifications to the form of agreement used under the SERP during 2005. At its meeting on May 18, 2005, the Committee authorized the use of a form of agreement which eliminated the change in control trigger contained in the existing form of agreement and offered executive officers who had an existing agreement, including Mr. Young, the option of using either form of agreement. The benefit to those officers electing such change in form of agreement would be to eliminate any corresponding offset to their Change in Control Agreement benefits by reason of payments due under the SERP. Mr.  Young elected not to convert to the new form of agreement.

Deferred Compensation Plan

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)		Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last FYE($)
(a)	(b)	(c)[1]	(d)		(e)	(f)
Todd F. Clossin	$373,890	$20,621		$21,686	$0	$1,379,050
President & Chief Executive Officer
Robert H. Young	$66,794	$6,059	-$	13,167	$0	$184,386
Executive Vice President & Chief Financial Officer
Jayson M. Zatta	$112,427	$8,992	-$	56,466	$0	$822,089
Executive Vice President & Chief Banking Officer
Jonathan D. Dargusch	$10,173	$7,549	-$	8,337	$0	$116,224
Executive Vice President Wealth Management
Anthony F. Pietranton	$0	$7,272	-$	869	$0	$28,583
Executive Vice President Human Resources

¹	Amounts were included in “Summary Compensation Table” on page 36, in the last fiscal year.

The Corporation’s non-qualified Deferred Compensation Plan permits voluntary participation by employees specifically named by the Compensation Committee, including the named executive officers. The Committee also authorized the inclusion of directors into the new Deferred Compensation Plan providing for the transfer into the plan of the account balances of directors participating in the former Directors Deferred Compensation Plan, which was replaced with the new plan. The new plan was adopted to meet the requirements of the American Jobs Creation Act of 2004 and its implementing regulations.

The plan permits participating executive officers and directors to elect in advance to defer from 1% to 100% of base salary and bonus or director fees into the plan on an annual basis. The plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees. No employer contributions can be made with respect to directors. Employer contributions to the plan for individual participants require the approval of the Compensation Committee. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s defined benefit pension plan. Matching contributions were made for the named executive officers for 2018 as disclosed in the “Nonqualified Deferred Compensation” table above.

Distributions are made at either the applicable date selected by participating officers or directors at the time they made their election to defer or after separation from service.

Potential Payments Upon Termination or Change in Control

The table below entitled “Executive Benefits and Payments Upon Termination” on page 47 summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or a change in the named executive officer’s responsibilities, following a change in control. However, in accordance with SEC regulations, we do not report in this table any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosures in the below table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2018, the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date—$36.69.

The Corporation has entered into employment contracts with its executive officers, including the named executive officers, which are structured on a revolving three-year term which are annually renewable. These contracts do not contain an acceleration provision based on a change in control of the Corporation. If they are terminated by reason of the death of the employee, then the Corporation is required to pay the employee’s designated beneficiary an amount equal to six months of the employee’s base salary. If the employee is terminated for cause, then no severance payment is due. If the employee is terminated without cause, then the Corporation is obligated to pay the employee the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. In the event of a resignation of the employee, the Corporation is not required to pay any severance.

Severance

The Corporation has entered into Change in Control Agreements with members of senior management, including each of our named executive officers pursuant to which the Corporation would pay certain benefits. The Corporation would make such payments only if a change in control takes place, and if the Corporation terminates an executive without “cause” or the executive resigns for “good reason” within two years of the change in control. The term “cause” is defined in the agreements to include acts of dishonesty, disloyalty or fraud, inattention, neglect or inability to perform duties, or breach of the employee’s covenants or terms of the agreement or engaging in intentional gross misconduct. The term “good reason” is defined to include (i) assignment to duties materially inconsistent with those in effect ninety days prior to a change in control; (ii) assigning the officer to a location in excess of 35 miles from his existing location; (iii) reduction in salary in excess of 10%; (iv) failure of a successor company to assume the obligations of the agreement and (v) termination of the officer without cause.

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 20% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s

Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

The Corporation will pay an amount up to three times (less for certain officers) the sum of (1) the highest annual base salary in effect at any time up to termination, (2) the greater of (i) the employee’s average annual bonus over the most recent three bonus years (less years for certain officers), or (ii) the employee’s bonus for the year of termination, and (3) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. The Corporation would pay such amount in a lump sum within thirty days following the termination, subject to any limitations calculated under Code Section 409(a).

If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or will pay such amount over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. For more information about our Change in Control agreements, please see the section of our Compensation Discussion and Analysis entitled “Change in Control Agreements” on page 31.

Long-Term Incentive Plan

The Long-Term Incentive Plan contains certain acceleration provisions which apply to benefits, options and restricted stock granted thereunder. In the event of the retirement or disability of an employee, each installment of incentive compensation earned for cycles completed prior to such retirement or disability shall be paid to the employee on the date such amounts would be distributable without regard to such retirement or disability and no installment shall be forfeited. In addition, the Compensation Committee may, in its sole discretion, permit such employee to receive a pro rata portion of the annual bonus or long-term bonus which otherwise would have been distributable to such employee if the performance level actually achieved as of the date of his or her termination of employment had continued for the remainder of the incentive cycle and the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed two years after such retirement or disability. In the event of the death of an employee, each installment of incentive compensation earned for a given year completed prior to the employee’s death shall be paid to his or her beneficiary within one hundred twenty days following the date of death. In addition, the Compensation Committee may, in its discretion, permit the employee’s beneficiary to receive a pro rata portion of the cash as annual bonus or long-term bonus which would otherwise have been distributable to the employee with respect to those open fiscal year and incentive cycles as if the performance level actually achieved as of the date of his or her death had continued for the remainder of the fiscal year or incentive cycle. Additionally, the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed one year after such death. Restricted stock fully vests in the event of the death, disability or retirement of the employee.

The Long-Term Incentive Plan also contains a change in control trigger provision. Under this provision, if there is in fact a change in control, then all fiscal year or incentive cycles then formed shall be deemed completed and the performance goals for each period shall be deemed to be met at the greater of (i) the target level or (ii) the level of achievement which would have been attained if actual performance to such time continued until the end of such period. Additionally, all stock options granted under the Plan shall be deemed vested and completely exercisable, all restricted stock fully vests and all performance goals for each fiscal year or incentive cycle shall be deemed met at the superior performance level. All unpaid installments of incentive compensation earned in prior years shall be vested and distributable and, in the case of deferred installments, as if the deferral period elected by the employee had been completed. Additionally, all incentive compensation of each employee shall be distributed within ten days of the happening of the event giving rise to a change in control.

In the event of a termination of an employee for cause, the Compensation Committee may, in its discretion, determine that the employee has forfeited the right to receive any installment of incentive compensation under the Long-Term Incentive Plan, any stock option, whether or not then vested, shall be void and no longer exercisable and all restricted stock shall be forfeited, upon the occurrence of a termination for cause.

SERP

There are two versions of the SERP agreement used currently, one with a change in control provision and one without. One of the five named executive officers has a SERP agreement namely, Mr. Young. Mr. Young has a SERP agreement with a change in control feature.

Both forms of agreement provide for an actuarially reduced benefit in the event of early termination or retirement equivalent to 100% of the accrued benefit payable to the employee at the time of such early termination or retirement. In each case, the benefit is payable at normal retirement age except that the Corporation has discretion to make a lump sum payment in lieu of the annual benefit payable for a term of ten years, discounted to present value. Both forms of agreement also provide for a disability benefit occurring prior to normal retirement age. In the event of disability, the employee is vested in his normal retirement benefit commencing in the month following his normal retirement age.

Additionally, both forms of agreement provide a death benefit. If the employee dies while in the active service of the Corporation, the employee’s beneficiary is entitled to receive the split dollar death benefit payable under the terms of the policy. If the employee dies after any lifetime benefit payments have commenced, but before receiving all such payments, the Corporation is required to pay the remaining benefits to the employee’s beneficiary at the same time and in the same amounts they would have been paid to the employee had the employee survived. If the employee dies after termination of employment but before lifetime benefit payments have commenced, the Corporation shall pay the benefit payments to the employee’s beneficiary that the employee was entitled to prior to death except that the benefit payment shall commence on the 1st day of the month following the date of the employee’s death.

Mr. Young’s SERP agreement, which contains a change in control benefit provision, provides that in the event of a change in control of the Corporation, Mr. Young is vested in the normal retirement benefit which is payable at normal retirement age. However, under the terms and conditions of the change in control agreements that the Corporation has in place, any accelerated vesting of the benefit and corresponding present value thereof would reduce the lump sum payment payable to the employee under the change in control agreements. For certain other officers who are not named executive officers, whose SERP agreements do not contain a change in control feature, they would continue to vest benefits under the SERP in the event of a change in control and in the event of a termination following a change in control would not receive any accelerated vested benefit under the terms of the SERP agreement. For more information about our SERP, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—SERP” on page 29.

Retirement Plans

Presently, employees eligible to participate in the Defined Benefit Plan become vested in their Defined Benefit Plan after five years of service. Employees become vested in the KSOP Plan immediately with respect to elective contributions, five years with respect to the ESOP component thereof, and immediately with respect to matching contributions by the Corporation. In addition, employees are eligible for a reduced retirement benefit under the terms of the Defined Benefit Plan after ten years of service and attaining age 60. Once vested, employees are entitled to pension benefits upon retirement. All of the participating named executive officers are vested in their Defined Benefit Plan. The benefits payable under both the KSOP Plan and the Defined Benefit Plan are not enhanced based on the circumstances regarding termination, or in the event of a change in control. Because the Corporation would not enhance the benefits payable under any of these plans if the employment of one of its named executive officers terminate, the Corporation does not report any amount in respect of these plans in the table below. For more information about our Defined Benefit Plan, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—Defined Benefit Plan” on page 28.

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION

Executive Benefits and Payments Upon Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination within 24 months of Change in Control[1]	Death	Disability
Todd F. Clossin
Base Salary	$1,934,881	$0	$429,974	$0
Severance		$2,992,486
Stock Options / Restricted Stock		$135,902	$947,832	$947,832
Post-Employment Health Care		$22,905
Total	$1,934,881	$3,151,293	$1,377,806	$947,832

Robert H. Young
Base Salary	$844,865	$279,732	$168,973	$279,732
Severance		$1,281,815	$292,478
Stock Options / Restricted Stock		$54,665	$382,509	$382,509
Post-Employment Health Care		$19,226
Total	$844,865	$1,635,438	$843,960	$662,241

Jayson M. Zatta
Base Salary	$812,500	$0	$187,500	$0
Severance		$1,192,825
Stock Options / Restricted Stock		$58,829	$398,671	$398,671
Post-Employment Health Care		$19,226
Total	$812,500	$1,270,880	$586,171	$398,671

Jonathan D. Dargusch
Base Salary	$664,929	$0	$137,572	$0
Severance		$1,272,448
Stock Options / Restricted Stock		$46,492	$339,377	$339,377
Post-Employment Health Care		$19,226
Total	$664,929	$1,338,166	$476,949	$339,377

Anthony F. Pietranton
Base Salary	$540,830	$0	$135,208	$0
Severance		$1,042,688
Stock Options / Restricted Stock		$44,588	$336,147	$336,147
Post-Employment Health Care		$22,905
Total	$540,830	$1,110,181	$471,355	$336,147
[1] Amounts included in this column reflect the applicable limits pursuant to Section 280G of the Code for each named executive officer.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Todd F. Clossin, our President and Chief Executive Officer (our “CEO”).

For 2018, our last completed fiscal year:

•	the annual total compensation of our median employee was $46,988; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $1,894,631.

Based on this information, for 2018 the ratio of the annual total compensation of Todd F. Clossin, our President and Chief Executive Officer, to the annual total compensation of our median employee was 40.32 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.

We determined that, as of October 1, 2018, our employee population consisted of approximately 2,404 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

2.

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the nine-month period beginning January 1, 2018 and ending October 1, 2018. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

3.

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $46,988.

4.	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Corporate Governance

The Corporation is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management, in a manner that benefits the long-term interests of the Corporation’s stockholders. Accordingly, the Corporation’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Corporation.

In conjunction with these requirements, the Corporation previously adopted a Code of Business Conduct and Ethics which it reviews and approves annually. It most recently reviewed and approved the policy at its regular meeting on August 23, 2018. The Code applies to all officers, employees and directors of the Corporation and includes a Code of Ethics and a formal statement of policy requiring all employees of the Corporation to adhere to high standards of ethical business conduct and it details a number of those standards. The Code of Ethics is available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has a Nominating Committee, a Compensation Committee and an Audit Committee, all the members of which are independent, as that term is defined in the Nasdaq listing standards. In addition, all Audit Committee members are also independent under the independence standards of Rule 10A-3 under the Act. The Audit Committee has adopted an Audit Committee Charter which was last approved by the Audit Committee on February 21, 2019. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Nominating Committee has adopted a written charter. The Nominating Committee approved the slate of directors nominated for election as described herein under the caption “Election of Directors”. (The selections were recommended by the Chief Executive Officer and Executive Committee of the Corporation and approved by the Nominating Committee.) The Compensation Committee has also adopted a written charter which was last reviewed and approved on February 27, 2019. The charters for the Corporation’s Nominating Committee, Compensation Committee and Audit Committee are available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has also adopted a written policy for employee complaint procedures for reporting of accounting irregularities which provides a specific confidential reporting mechanism available to all employees of the Corporation.

The independent directors meet in executive sessions without management at least two (2) times per year and held their most recent executive session during a regular board meeting on October 25, 2018. The Board of Directors has expressed an intention of maintaining a regular schedule of such meetings as part of its regular meeting agenda.

Stockholders may communicate with the Board by mailing written communications to the attention of the Corporate Secretary at the principal office of the Corporation at One Bank Plaza, Wheeling, WV 26003. All such communications are reviewed by the Secretary of the Corporation and submitted to the Board unless they are determined to be non-substantive.

Board Size and Separate Chairman

The Board of Directors has adopted a policy that its size should be in the range of 15 to 25 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Corporation’s businesses.

Since 1990, the Corporation has separated the position of chief executive officer and Chairman. The Board has determined that this structure is beneficial since it utilizes a non-management Board member to balance the interests of all constituencies in the overall governance structure. The Chairman presides over all meetings of the Board and works with the chief executive officer in establishing agendas, developing policy initiatives and communicating priorities established by the Board. James C. Gardill currently serves as Chairman but will be retiring from the Board at the conclusion of the Corporation’s 2019 stockholders’ meeting. Christopher V. Criss will become Chairman of the Board.

The Board is active in addressing risk oversight of the Corporation. The chief risk officer reports directly to the CEO and submits a quarterly risk assessment report which is reviewed quarterly with the Board by the chief risk officer. Additionally, the Board has established a Disclosure Committee of executive management, including the Chairman of the Board and the Chairman of the Audit Committee, which meets quarterly with internal audit, risk management and representatives of the Corporation’s independent auditor to review material disclosures in the Corporation’s financial statements prior to their release. In April 2017, a separate Enterprise Risk Committee was created, and additional board members were added to the committee. The Board also receives regular reports from the chairs of the Audit Committee and the Loan Review Committee of the Bank. Additionally, routine reports are provided by the Corporation’s counsel and its chief compliance officer. The internal auditor also reports directly to the Board of Directors.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent”—a requirement that the Board fully supports and, indeed, is committed to exceeding—independence is just one of the important factors that the Board and its Nominating Committee take into consideration in selecting nominees for director. The Nominating Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition. As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, market geographic diversity and diversity of backgrounds in light of the Corporation’s current and future business needs. Diversity is further defined to include gender, ethnic and geographic diversity.

Personal Qualities. Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 70 years of age at the time of nomination.

Commitment to the Corporation and its Stockholders. Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Corporation’s stockholders.

Other Commitments. Each director must satisfy the requirements of antitrust and banking laws that limit service as an officer or director of a significant competitor of the Corporation. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than two (2) other public company boards.

Additional Criteria for Incumbent Directors. During their terms, all incumbent directors on the Corporation’s Board are expected to prepare for (by carefully reading any materials distributed in advance of meetings) and attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Corporation and its businesses; to participate in discussions; to comply with applicable Corporation policies; and to provide advice and counsel to the Corporation’s management.

Additional Criteria for New Directors. As a result of its assessment of the Board’s current composition and in light of the Corporation’s current and expected business needs, the Nominating Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Corporation’s business needs and environment and may be changed at any time.

•

Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a corporation (or a comparable position in the government or non-profit sector); (iii) other substantive business experience or expertise; or (iv) a high-level position and expertise in one of the following areas—financial services, investment banking, accounting, legal or public relations.

•	Diversity. The Nominating Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•

Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Nominating Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating Committee believes it is also generally desirable, although not critical, for candidates for the Board to have experience as a director of a public corporation.

Independence. In addition to the foregoing criteria, the Board of Directors and Nominating Committee have established a policy that a majority of the directors must be “independent” under applicable Nasdaq and SEC standards. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that fourteen of the eighteen current directors (or 77% of the Board), and all six of the nominees for director, are independent in accordance with Nasdaq and SEC standards. If all of the nominees are elected, the resulting Board will have fourteen independent directors out of a total of seventeen or 82%. The Board applies Nasdaq stock market criteria in making its independence determinations. Specifically, under the Nasdaq standards, a director would not be viewed as independent if he or she:

•	is employed by the corporation or a consolidated parent or subsidiary of the corporation or has been so employed at any time during the past three years;

•	has a “family member” who is, or within the past three years was, employed as an executive officer by the corporation or any parent or subsidiary of the corporation;

•

is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of any organization, including any nonprofit organization, to which the corporation made, or from which the corporation received, payments for property or services in the current or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for the year or $200,000, whichever is more, other than payments arising solely from investments in the corporation’s securities or payments under non-discretionary charitable contribution matching programs;

•

has received (or has a family member who has received) payments in excess of $120,000 from the listed corporation or any parent or subsidiary of the listed corporation during any period of twelve consecutive months within the past three years, other than compensation for board or board committee service, non-compensatory payments arising solely from investments in the corporation’s securities, compensation paid to a family member who is a non-executive employee of the corporation or its parent or subsidiary, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

•

is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the listed corporation served on the compensation committee of such other entity; or

•

is, or has a family member who is, a current partner of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three years.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee. The Nominating Committee may identify and propose an individual for election to the Board. This involves the following steps:

•

Assessment of Needs. As described above, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Corporation’s current and expected business needs and, as a result of such assessments, the Nominating Committee may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on the results of these assessments to the full Board of Directors.

•

Identifying New Candidates. In light of such assessments, the Nominating Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Nominating Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Nominating Committee seeks advice and recommendations of candidates from Nominating Committee members, other members of the Board, members of management, and other public and private sources, including stockholders.

•

Reviewing New Candidates. The Nominating Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Nominating Committee and the more general criteria established by the Corporation’s Bylaws and Nasdaq listing requirements. The Nominating Committee may also select certain candidates to be interviewed by one or more Nominating Committee members.

•

Reviewing Incumbent Candidates. On an annual basis, the Nominating Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•

Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for election by the Corporation’s stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Nominating Committee may, in accordance with the Bylaws, recommend that the Board elect new members of the Board to fill vacancies who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Nominating Committee. Stockholders may also submit names of director candidates to the Nominating Committee for its consideration. The same evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The process for stockholders to use in submitting suggestions to the Nominating Committee is by written recommendation addressed to the Corporate Secretary, in care of the Corporation at One Bank Plaza, Wheeling, WV 26003. The recommendation must include, among other information, biographical information about the nominee, share ownership of the nominee, business experience of the nominee and the name, address and number of shares owned by the stockholder submitting the request. For more information on stockholder nominations, please see the section entitled “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation” on page 57.

Stockholder Nominations Submitted to Stockholders. Stockholders may choose to submit nominations directly to the Corporation’s stockholders. The Corporation’s Bylaws set forth the process that stockholders may use if they choose this approach, which is described below at “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Corporation, monitors management’s and the Corporation’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Corporation’s strategy and approves a business plan and budget for the Corporation. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Corporation’s management, internal and external auditors, and outside advisors.

Board Meetings

The Board of Directors held regular meetings every other month in 2018. At its regular meeting on October 25, 2018 the Board conducted an annual corporate governance review. The Board of Directors also communicates informally with management on a regular basis.

Committees of the Board

In addition to the Executive Committee, which is comprised of both independent board members and non-independent board members, the Board has three standing committees which consist solely of independent board members: the Audit Committee, the Compensation Committee and the Nominating Committee. The Corporation also has three committees which include both directors and management personnel: the Personnel and Post-Retirement Committee, the Insurance Committee and the Marketing Committee. Finally, the Board also has an Enterprise Risk Committee and a Disclosure Committee, both of which include the Chairman of the Board and the Chairman of the Audit Committee.

Each of the Audit Committee, the Compensation Committee and the Nominating Committee is composed entirely of independent directors. The Chair of each committee is an independent director. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee are available on the Corporation’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Corporation’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Corporation’s compliance program, internal controls and risk management.

Nominating Committee. The Nominating Committee is responsible for assisting the Board in relation to (i) director nominations, (ii) committee structure and appointments, (iii) Board performance evaluations, (iv) regulatory matters relating to corporate governance, (v) stockholder proposals and communications, and (vi) management succession.

Compensation Committee. The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Corporation’s senior executives, (ii) overseeing the Corporation’s disclosure regarding executive compensation, (iii) reviewing the Corporation’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, (v) overseeing the Corporation’s human development programs designed to attract, retain, develop, and motivate the Corporation’s employees, (vi) reviewing the Corporation’s organization chart, and (vii)  compensating directors.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Corporation’s operations. As part of this orientation, new directors have opportunities to meet with members of the Corporation’s management. The Corporation is also committed to the ongoing education of its directors. From time to time, the Corporation’s executives, the heads of its business groups and outside experts make presentations to the Board regarding their respective areas.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Corporation’s non-employee directors. The Compensation Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval.

In order to align the interests of directors and stockholders, it is also the Board’s policy that non-employee directors are encouraged to own an amount of the Corporation’s stock that is significant in light of each director’s individual means.

The Corporation also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Corporation and disclosing material, non-public information regarding the Corporation, and the Corporation has procedures in place to assist directors in complying with these laws.

Meetings of Board of Directors and Committees and Compensation of Members

The Board of Directors of the Corporation meets every other month, and the Executive Committee of the Corporation meets monthly, except for the months of April and October. In 2018, fees paid for attendance at Board meetings and meetings of the Executive Committee were $1,500 and $1,250, respectively. The Directors received an annual fee of $25,000 payable quarterly at the rate of $6,250 per quarter and the Chairman of the Board and Chairman of the Audit Committee each received an annual fee of $81,000 and $31,000, respectively. The Compensation Committee did approve at its meeting on February 27, 2019, adding equity compensation in the form of three-year time vested restricted stock to the annual fee. Such grants will be made as of the reorganization meeting of the Board each April beginning April 18, 2019 in the equivalent amount of $10,000. During 2018, the Board of Directors of the Corporation held six meetings. Directors of the Corporation were also paid a fee of $1,000 for attendance at meetings of other committees of the Corporation. No annual or meeting fees are paid to Directors who are also current officers of the Corporation or any of its affiliates. Fees in the total amount of $835,883 were paid to Directors consisting of the annual retainer and fees for attendance at meetings of the Board of Directors of the Corporation and the Bank and at meetings of all committees of the Corporation and Bank during 2018. Fees in the aggregate amount of $104,333 were credited to the accounts of those Directors who elected to participate in the Wesbanco Deferred Compensation Plan, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in various mutual fund investments and Common Stock of the Corporation.

Each director attended at least 75% of the total meetings of the Board of Directors and its committees of which he or she is a member held in 2018. All directors at the time attended the 2018 stockholders meeting. Attendance at the annual stockholders meeting is considered in evaluating incumbent directors.

2018

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)[1] Wesbanco, Inc.	Fees Earned or Paid in Cash ($)[2] Wesbanco Bank, Inc.	Total ($)[3]
(a)	(b)	(c)	(d)
Stephen J. Callen	$41,500	$2,000	$43,500
Todd F. Clossin	—	—	—
Michael J. Crawford	10,750	0	10,750
Christopher V. Criss	70,750	0	70,750
Abigail M. Feinknopf	39,000	2,000	41,000
Robert J. Fitzsimmons	21,000	0	21,000
Ernest S. Fragale[4]	25,083	0	25,083
James C. Gardill	109,500	34,400	143,900
D. Bruce Knox	48,250	0	48,250
Lisa A. Knutson	34,000	0	34,000
Gary L. Libs	46,500	0	46,500
Jay T. McCamic	36,000	4,000	40,000
F. Eric Nelson, Jr.	35,500	4,000	39,500
Ronald W. Owen	35,000	0	35,000
Denise K. Snyder	42,000	22,400	64,400
Richard G. Spencer	38,000	0	38,000
Kerry M. Stemler	37,000	4,000	41,000
Reed J. Tanner	45,250	0	45,250
Charlotte A. Zuschlag	48,000	0	48,000
Total	763,083	72,800	835,883

[1]

Amounts in this column represent fees paid to directors for services on the board of directors of Wesbanco, Inc. and any applicable Board committees. Amounts include cash and deferred fees contributed to the Wesbanco Deferred Compensation Plan.

[2]

Amounts in this column represent fees paid to directors for services on the board of directors of Wesbanco Bank, Inc. and any applicable Wesbanco Bank Board committees. Amounts include cash and deferred fees contributed to the Wesbanco Deferred Compensation Plan.

[3]	The Corporation has not awarded stock options or restricted stock to directors and, thus, there are no outstanding director options or restricted stock.
[4]	Mr. Fragale retired effective as of the Corporation’s 2018 Annual Meeting of Stockholders.

Nominating Committee

The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee included Charlotte A. Zuschlag, Christopher V. Criss, Chairman, and Jay T. McCamic, all of whom are independent directors, as the term is defined in Nasdaq listing standards. The Nominating Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and last met on February 21, 2019. The Committee met once in 2018.

Compensation Committee

The Corporation has a standing Compensation Committee. The members of the Corporation’s Compensation Committee included Jay T. McCamic, Chairman, Christopher V. Criss, and Lisa A. Knutson, all of whom are independent directors as the term is defined in Nasdaq listing standards and under applicable law. The Compensation Committee met two times during the fiscal year ended December 31, 2018 and once since January 1, 2019.

Compensation Committee Interlocks and Insider Participation

None of the Corporation’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Corporation’s Board of Directors. None of the Corporation’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation Committee.

Audit Committee

The Corporation has an Audit Committee. All members are considered independent under Nasdaq listing standards and Rule 10A-3 under the Exchange Act and the currently serving members are: Christopher V. Criss, Chairman, Reed J. Tanner, Stephen J. Callen and D. Bruce Knox. Certain members of the Audit Committee are partners, controlling stockholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation’s Board of Directors has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board of Directors of the Corporation has determined that Reed J. Tanner, a licensed Certified Public Accountant, is an “audit committee financial expert” as defined in Item 407 of Regulation S-K and that he is independent as that term is used in Item 7 of Schedule 14A. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. The Audit Committee met nine times in 2018.

Report of Audit Committee

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 1301, Communication With Audit Committees (as amended), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), the rules of the SEC, and other applicable regulations. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors’ independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, credit quality and the overall quality of the Corporation’s financial reporting.

The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation and oversight of the external auditor. It also confirms that the Audit Committee considers non-audit related fees and services when addressing auditor independence. The Charter also provides that the Audit Committee review and evaluate the lead partner of the independent auditor.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Corporation or specifically incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman	Stephen J. Callen
Reed J. Tanner	D. Bruce Knox

Stockholders Intending to Nominate Candidates for

Election to Board of Directors Must Give Notice to Corporation

Sections 4, 5 and 6 of Article III of the Amended and Restated Bylaws of the Corporation require stockholders intending to make a director nomination at a stockholders’ meeting to have provided the Corporation advance written notice of such nominations, no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual stockholders’ meeting, or (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to the stockholders. Sections 4, 5 and 6 of Article III (i) provide that Sections 4, 5 and 6 of Article III are generally the exclusive means for a stockholder to make such nominations and (ii) set forth the required disclosures regarding (A) the stockholders making such nomination, which include, among other things, the class and number of shares of stock of the Corporation owned beneficially by the proposing stockholder and any relationship between the stockholder and the proposed nominee and (B) the nominee, which include, among other things, all information relating to such person that would be required to be disclosed in solicitations of proxies for elections of directors. In addition, the Amended and Restated Bylaws provide that a stockholder making a director nomination at a stockholders’ meeting must not only be a stockholder at the time of the notice, but also at the time of the meeting.

Proposals of Stockholders for Presentation at

Next Year’s Annual Meeting, to be Held April 22, 2020

Proposals which stockholders intend to present at next year’s annual meeting, to be held on Wednesday, April 22, 2020, will be eligible for inclusion in the Corporation’s proxy material for that meeting if they are submitted to the Corporation in writing not later than November 15, 2019. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at next year’s annual meeting, but not for inclusion in the Corporation’s proxy material for that meeting. To make such a proposal, the Corporation must receive from the stockholder a notice in writing of such request by January 20, 2020.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the independent registered public accounting firm for the Corporation and all affiliates for the year 2018. The services rendered by Ernst & Young LLP during the year 2018 consisted primarily of audit, audit-related and tax services as approved by the Audit Committee or under terms of the

Corporation’s audit services pre-approval policy. The Audit Committee has approved Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2019. It is expected that a representative of Ernst & Young LLP will be present at the annual stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from the stockholders who are present. A representative of Ernst & Young, LLP attended last year’s annual stockholders meeting.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Charter. Generally, these procedures require the Audit Committee to pre-approve all auditing services to be performed by its independent auditor subject to a de minimis exception. The pre-approval may be delegated to the Chairman subject to review and ratification by the Audit Committee at its next scheduled meeting. Of the 2018 audit fees and expenses of $1,502,210, all were pre-approved by the Audit Committee before commencement of the service. Additionally, 100% of the tax and audit-related fees and expenses totaling $277,179 and $109,120, respectively, were pre-approved by the Audit Committee.

Audit Fees

The aggregate fees of Ernst & Young LLP billed for each of the last two fiscal years for professional services rendered for the audit of the Corporation’s annual financial statements included in Form 10-K filed with the Securities and Exchange Commission, and its internal controls over financial statement preparations, and the quarterly reviews of the Corporation’s financial statements included in Forms 10-Q for 2018 and 2017, respectively, were $1,502,210 and $1,155,090. Also included for both years were professional services rendered for accounting consultation on matters addressed during the audit or interim reviews, consents on certain SEC registration statements, audits of the Corporation’s broker-dealer (Wesbanco Securities, Inc.) and Housing and Urban Development (“HUD”) procedures, and business combination procedures for First Sentry Bancshares, Inc. and Farmers.

Audit-Related Fees

Ernst & Young LLP provides other audit-related services to the Corporation from time to time. The aggregate fees for these services billed for each of the last two fiscal years were $109,120 for 2018 and $114,820 for 2017. Audit-related fees in both years were for services rendered in conjunction with the Corporation’s retirement plan audits and an internal control report for the Trust and Investment Services Division.

Tax Fees

Ernst & Young LLP also provides certain tax related services, and the aggregate fees billed for each of the last two fiscal years for such services were $277,179 for 2018 and $278,519 for 2017, respectively. These services for both years included preparation of the Corporation’s tax filings, tax compliance and consultation services and certain acquisition tax planning advisory services and tax compliance work for the Trust and Investment Services Division for client fiduciary tax returns, which for 2018 totaled $193,454 of the above-noted total and for 2017 totaled $193,256.

All Other Fees

“All Other Fees” for the years ended December 31, 2018 and 2017 were $0 for each year.

Proxy Solicitor

The Corporation has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $8,000, plus expenses. Proxies may also be solicited by employees of the Corporation. Proxies may be solicited by mail and by telephone call.

Item 2 Approval of an Advisory (Non-Binding) Vote on the Corporation’s

Executive Compensation Paid to the Named Executive Officers

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act amended the Exchange Act by adding Section 14A. Section 14A(a)(1) requires that not “less frequently than once every 3 years, a proxy or consent or authorization for an annual or other meeting of the stockholders for which the proxy solicitation rules of the Commission require compensation disclosure shall include a separate resolution subject to stockholder vote to approve the compensation of executives,” as disclosed pursuant to Item 402 of Regulation S-K (a “say-on-pay vote”). The say-on-pay vote is not binding on the Corporation or the Board of Directors. Considering the advisory (non-binding) recommendation of the Corporation’s stockholders at the April 19, 2017 Annual Meeting of Stockholders regarding the frequency of the say-on-pay vote, the Board of Directors voted on April 20, 2017 for the Corporation’s non-binding say-on-pay vote to occur every year.

As discussed in detail above, Item 2 is a non-binding say-on-pay vote of the stockholders whereby stockholders are asked to approve the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. The Board of Directors believes the Corporation’s compensation program is reasonable and balanced in comparison to the size and financial performance of the Corporation. It includes appropriate incentives in both annual and long-term performance-based compensation reflecting both short term and long-term goals without encouraging unnecessary and excessive risk-taking by our executive officers. Importantly, it aligns the interests of our executive officers with those of our stockholders with the inclusion of equity compensation in the form of stock options and restricted stock. The incentive compensation award opportunities for our named executive officers take into account stockholder interests through the establishment of challenging performance targets based on business plans and budgets approved by the Board.

The Board of Directors strongly endorses the Corporation’s executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosures shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion, and all disclosures pursuant to Item 402 of Regulation S-K, is hereby APPROVED.

As an advisory vote, this proposal is not binding on the Corporation. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors unanimously recommends a vote “FOR” Item 2 to approve the advisory proposal to approve the compensation paid to the Corporation’s named executive officers.

Item 3 Advisory (Non-Binding) Vote Ratifying the Appointment

of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for appointing the Corporation’s independent registered public accounting firm, and the Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2019. We are submitting this selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent registered public accounting firm for our fiscal year ended December 31, 2018.

Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board of Directors has determined to seek this ratification from stockholders as a means of soliciting stockholders’ opinions and as a matter of good corporate governance. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

Directors Recommendation

The Board of Directors unanimously recommends a vote “FOR” Item 3, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

Other Matters to be Considered at the Meeting

Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

By Order of the Board of Directors.

JAMES C. GARDILL
Chairman of the Board

Wheeling, West Virginia

March 13, 2019

Wesbanco ote 000004 ENDORSEMENT_LINE_ SACKPACK_MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on April 17, 2019. Online Go to www.investorvote.com/WSBC or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/WSBC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. To elect six persons to the Board of Directors. Five to serve for a term of three years and one to serve for a term of one year. (a) For a term of three (3) years expiring at the annual stockholders meeting in 2022: 01- Stephen J. Callen 04 - Joseph R. Robinson For Withhold 02 - Christopher V. Criss 05 - Kerry M. Stemler For Withhold 03 - Lisa A. Knutson For Withhold (b) For a term of one (1) year expiring at the annual stockholders meeting in 2020: For Withhold 06 - Michael J. Crawford 2. To approve an advisory (non-binding) vote on executive compensation paid to Wesbanco’s named executive officers – Directors recommend for approval. For Against Abstain 3. To approve an advisory (non-binding) vote ratifying the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 – Directors recommend for approval. For Against Abstain 4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. B Authorized Signatures –This section must be completed for your vote to be counted. – Date and Sign Below (Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.) Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T 1PCF 406738 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 030D0B

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/WSBC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – WESBANCO, INC. WHEELING, WEST VIRGINIA 26003 PROXY ANNUAL MEETING OF STOCKHOLDERS APRIL 17, 2019 The undersigned hereby constitutes and appoints Paul M. Limbert, R. Peterson Chalfant and Edward M. George, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held at Glessner Auditorium, Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003 on Wednesday, April 17, 2019, at 12:00 Noon and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY MARKING THE APPROPRIATE BOX. C Non-Voting Items Change of Address - Please print new address below.